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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IAC/InterActiveCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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May 4, 2011

Dear Stockholder:

        You are invited to attend the Annual Meeting of Stockholders of IAC/InterActiveCorp, which will be held on Thursday, June 16, 2011, at 9:00 a.m., local time, at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011. At the Annual Meeting, stockholders will be asked to elect 12 directors, to ratify the appointment of Ernst & Young as IAC's independent registered public accounting firm for 2011 and to vote on two advisory proposals regarding executive compensation. IAC's Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of IAC and its stockholders and recommends a vote consistent with the Board's recommendation for each proposal.

        Based on applicable Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the internet in lieu of mailing printed copies of these materials to stockholders, this year we have elected to deliver our proxy materials to the majority of our stockholders over the internet. On or about May 4, 2011, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Annual Meeting proxy statement and 2010 Annual Report on Form 10-K online, as well as instructions on how to obtain printed copies of these materials by mail.

        It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please take the time to vote online, by telephone or, if you receive a printed proxy card, by returning a marked, signed and dated proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously submitted your vote.

        I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Barry Diller Chairman and Senior Executive

555 WEST 18TH STREET NEW YORK, NEW YORK 10011 212.314.7300 FAX 212.314.7309

IAC/INTERACTIVECORP
555 West 18th Street
New York, New York 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        IAC/InterActiveCorp ("IAC") is making this proxy statement available to holders of our common stock and Class B common stock in connection with the solicitation of proxies by IAC's Board of Directors for use at the Annual Meeting of Stockholders to be held on Thursday, June 16, 2011, at 9:00 a.m., local time, at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011. At the Annual Meeting, stockholders will be asked:

        1.     to elect 12 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

        2.     to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2011 fiscal year;

        3.     to hold an advisory vote on executive compensation (the "say on pay vote");

        4.     to hold an advisory vote on the frequency of holding the say on pay vote in the future; and

        5.     to transact such other business as may properly come before the meeting and any related adjournments or postponements.

        IAC's Board of Directors has set April 25, 2011 as the record date for the Annual Meeting. This means that holders of record of our common stock and Class B common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

        Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you will need to bring a proxy or letter from that broker, bank or other holder of record that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors,

Gregg Winiarski Senior Vice President, General Counsel and Secretary

May 4, 2011

PROXY STATEMENT

i

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:
Why did I receive a Notice of Internet Availability of Proxy Materials?

A:
In accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), we elected to deliver this Proxy Statement and our 2010 Annual Report on Form 10-K to the majority of our stockholders online in lieu of mailing printed copies of these materials to each of our stockholders (the "Notice Process"). If you received a Notice of Internet Availability of Proxy Materials (the "Notice") by mail, you will not receive printed copies of our proxy materials unless you request them. Instead, the Notice provides instructions on how to access this Proxy Statement and our 2010 Annual Report on Form 10-K online, as well as how to obtain printed copies of these materials by mail. We believe that the Notice Process allows us to provide our stockholders with the information they need in a more timely manner than if we had elected to mail printed materials, while reducing the environmental impact of, and lowering the costs associated with, the printing and distribution of our proxy materials.

The Notice is being mailed on or about May 4, 2011 to stockholders of record at the close of business on April 25, 2011 and this Proxy Statement and our 2010 Annual Report on Form 10-K will be available at www.proxyvote.com beginning on May 4, 2011. If you received a Notice by mail but would rather receive printed copies of our proxy materials, please follow the instructions included in the Notice. You will not receive a Notice if you have previously elected to receive printed copies of our proxy materials.

Q:
Can I vote my shares by filling out and returning the Notice?

A:
No. However, the Notice provides instructions on how to vote your shares by way of completing and submitting your proxy online or by phone, by requesting and returning a written proxy card by mail or by submitting a ballot in person at the Annual Meeting.

Q:
Who is entitled to vote at the Annual Meeting?

A:
Holders of IAC common stock and Class B common stock at the close of business on April 25, 2011, the record date for the Annual Meeting established by IAC's Board of Directors, are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

As of the close of business on April 25, 2011, the record date, there were 85,439,921 shares of IAC common stock and 4,595,378 shares of Class B common stock outstanding and entitled to vote. Holders of IAC common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share.

Q:
What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your IAC shares are registered in your name, you are a stockholder of record. If your IAC shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.

You may examine a list of the stockholders of record as of the close of business on April 25, 2011 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011. This list will also be made available at the Annual Meeting.

Q:
What are the quorum requirements for the Annual Meeting?

A:
The presence at the Annual Meeting, in person or by proxy, of holders having a majority of the total votes entitled to be cast by holders of IAC common stock and Class B common stock at the Annual Meeting constitutes a quorum. When the holders of IAC common stock vote as a separate class, the presence at the Annual Meeting of holders of a majority of the total votes entitled to be cast by holders of IAC common stock is required for quorum to be met. Shares of IAC common stock and Class B common stock represented by proxy will be treated as present at the Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:
What matters will IAC stockholders vote on at the Annual Meeting?

A:
IAC stockholders will vote on the following proposals:

  •
  Proposal 1—to elect 12 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

  •
  Proposal 2—to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2011 fiscal year;

  •
  Proposal 3—to hold an advisory vote on executive compensation (the "say on pay vote");

  •
  Proposal 4—to hold an advisory vote on the frequency of holding the say on pay vote in the future; and

  •
  to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:
What are my voting choices when voting for director nominees and what votes are required to elect directors to IAC's Board of Directors?

A:
You may vote in favor of all nominees, withhold votes as to all nominees or vote in favor of and withhold votes as to specific nominees.

The election of each of Gregory R. Blatt, Edgar Bronfman, Jr., Barry Diller, Michael D. Eisner, Victor A. Kaufman, Arthur C. Martinez, David Rosenblatt, Alexander von Furstenberg and Richard F. Zannino as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock and Class B common stock voting together as a single class (hereinafter referred to as IAC capital stock), with each share of common stock and Class B common stock representing the right to one and ten votes, respectively.

The election of each of Donald R. Keough, Bryan Lourd and Alan G. Spoon as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting as a separate class.

The Board recommends that stockholders vote FOR the election of each of the director nominees named above.

Q:
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm and what votes are required to ratify such appointment?

A:
You may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2011 requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

The Board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2011.

Q:
What are my voting choices when voting on the advisory say on pay vote and what votes are required to approve the say on pay vote?

A:
You may vote in favor of the advisory proposal, vote against the advisory proposal or abstain from voting on the advisory proposal.

The approval, on an advisory basis, of the say on pay proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together. As an advisory vote, this proposal is not binding upon the Company.

The Board recommends a vote FOR the advisory vote on executive compensation.

Q:
What are my voting choices when voting on the advisory proposal on the frequency of holding the say on pay vote and what votes are required to approve the frequency of holding the say on pay vote?

A:
You may vote in favor of holding the say on pay vote every year, holding the say on pay vote every two years, holding the say on pay vote every three years or abstain from voting on the advisory proposal.

The approval, on an advisory basis, of the frequency of holding the say on pay vote in the future requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together. However, if no choice receives a majority of votes, then the option on the frequency of the advisory vote that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders' recommendation as to the frequency of holding future say on pay votes. As advisory votes, the votes cast in connection with this proposal are not binding upon the Company. While the Board is making a recommendation with respect to this proposal, IAC stockholders are being asked to vote for one of the choices specified above, and not whether they agree or disagree with the Board's recommendation.

The Board recommends a vote for holding the say on pay vote once EVERY THREE YEARS at IAC's Annual Meeting of Stockholders.

Q:
Could other matters be decided at the Annual Meeting?

A:
As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting, other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the three IAC officers who have been designated as proxies for the Annual Meeting, Joanne Hawkins, Thomas J. McInerney and Gregg Winiarski, will have the discretion to vote on those matters for stockholders who have submitted their proxy.

Q:
What do I need to do now to vote at the Annual Meeting?

A:
IAC's Board of Directors is soliciting proxies for use at the Annual Meeting. Stockholders may submit proxies to instruct the designated proxies to vote their shares in any of three ways:

  •
  Submitting a Proxy Online:    Submit your proxy via the internet. The website for internet proxy voting is www.proxyvote.com. Internet proxy voting is also available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Wednesday, June 15, 2011;

    •
    Submitting a Proxy by Telephone:    Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card (1.800.690.6903). Telephone voting is available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Wednesday, June 15, 2011; or

    •
    Submitting a Proxy by Mail:    If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided or to IAC/InterActiveCorp, c/o Vote Processing, Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

If you were a stockholder of record on April 25, 2011 or if you have a legal proxy from your broker, bank or other holder of record identifying you as a beneficial owner of IAC shares as of that date, you may vote in person by attending the Annual Meeting.

For IAC shares held in street name, holders may submit a proxy online or by telephone if their broker, bank or other holder of record makes these methods available. If you submit a proxy online or by telephone, do not request and return a printed proxy card from IAC or from your broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, follow the voting instructions you receive from your broker, bank or other holder of record.

Q:
If I hold my IAC shares in street name, will my broker, bank or other holder of record vote these shares for me?

A:
If you hold IAC shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

  Non-Discretionary Items.    The election of directors, the advisory say on pay vote and the advisory vote on the frequency of holding the say on pay vote are non-discretionary items and may not be voted on by your broker, bank or other nominee absent specific voting instructions from you.

  Discretionary Items.    The ratification of Ernst & Young LLP as IAC's independent registered public accounting firm for 2011 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

Q:
What happens if I abstain?

A:
Abstentions are counted for purposes of determining whether there is a quorum and are counted as votes "against" any proposal for which abstentions are an option.

Q:
Can I change my vote?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

  •
  delivering a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

  •
  submitting a later-dated proxy relating to the same shares online, by telephone or by mail prior to the vote at the Annual Meeting; or

  •
  attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

To
change your vote or revoke your proxy, send a written notice or a new proxy card to IAC/InterActiveCorp, c/o Vote Processing, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or follow the instructions provided on the Notice or the proxy card to do so online or by telephone.

Q:
How are proxies solicited and who bears the related costs?

A:
IAC bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitations by mail, directors, officers and employees of IAC may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the initial mailing of the Notice and proxy materials, IAC will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold shares of IAC common stock and to request authority for the exercise of proxies. In such cases, IAC, upon the request of these holders, will reimburse such holders for their reasonable expenses.

Q:
What should I do if I have questions regarding the Annual Meeting?

A:
If you have any questions about the Annual Meeting, would like to obtain directions to be able to attend the Annual Meeting and vote in person or would like copies of any of the documents referred to in this Proxy Statement, you should contact IAC Investors Relations at 1.212.314.7300 or ir@iac.com.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

        At the upcoming Annual Meeting, a board of 12 directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors). Information concerning director nominees, all of whom are incumbent directors of IAC and have been recommended by the Nominating Committee for re-election, appears below. The Board has designated Messrs. Keough, Lourd and Spoon as nominees for the positions on the Board to be elected by the holders of IAC common stock voting as a separate class. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

        The election of each of Gregory R. Blatt, Edgar Bronfman, Jr., Barry Diller, Michael D. Eisner, Victor A. Kaufman, Arthur C. Martinez, David Rosenblatt, Alexander von Furstenberg and Richard F. Zannino as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

        The election of each of Donald R. Keough, Bryan Lourd and Alan G. Spoon as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting as a separate class.

        Both the Nominating Committee and the full Board recommend that stockholders vote FOR the election of all director nominees.

Information Concerning Director Nominees

        Background information about each director nominee is set forth below, including information regarding the specific experiences, characteristics, attributes and skills considered in connection with the nomination of each director nominee, all of which the Nominating Committee and the Board believe provide the Company with the perspective and judgment needed to guide, monitor and execute its strategies.

        Gregory R. Blatt, age 42, has been a director and Chief Executive Officer of IAC since December 2010. Prior to assuming his current role, Mr. Blatt served as Chief Executive Officer of Match.com, a subsidiary of IAC, since February 2009. Mr. Blatt also served as General Counsel and Secretary of IAC from November 2003 to January 2009, first as Senior Vice President, and then as Executive Vice President. Prior to joining IAC in November 2003, Mr. Blatt served as General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from September 1999 to October 2003, first as Senior Vice President, and then as Executive Vice President. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997. Mr. Blatt has also served as a member of the boards of directors of HSN, Inc. and Interval Leisure Group, Inc. since August 2008 and a member of the board of directors of Meetic since June 2009. In nominating Mr. Blatt, the Board considered the unique knowledge and experience regarding the Company and its businesses that he has gained through his various roles with the Company since 2003 and one of its largest subsidiaries since 2009, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

        Edgar Bronfman, Jr., age 55, has been a director of IAC since February 1998. Mr. Bronfman has served as the Chairman and Chief Executive Officer of Warner Music Group since March 2004. Prior to joining Warner Music Group, Mr. Bronfman served as Chairman and Chief Executive Officer of Lexa Partners LLC, which he founded, from April 2002. Mr. Bronfman also currently serves as a general partner of Accretive LLC, a private equity firm. Mr. Bronfman was appointed Executive Vice

Chairman of Vivendi Universal, S.A. in December 2000. Mr. Bronfman resigned from his position as an executive officer and as Vice Chairman of the Board of Directors of Vivendi Universal, S.A. in March 2002 and December 2003, respectively. Prior to December 2000, Mr. Bronfman served as President and Chief Executive Officer of The Seagram Company Ltd., a post he had held since June 1994, and from 1989 to June 1994 he served as the President and Chief Operating Officer of Seagram. He is the Chairman of the Board of Endeavor Global, Inc., and is currently a member of the Board of NYU Elaine A. and Kenneth G. Langone Medical Center, The Collegiate School, JPMorgan's National Advisory Board, the Council on Foreign Relations and Accretive Health, Inc. In nominating Mr. Bronfman, the Board considered his experience as a member of senior management of various public and global companies, which the Board believes gives him particular insight into business strategy and leadership, marketing, consumer branding and international operations, as well as a high level of financial literacy and insight into the media and entertainment industries. The Board also considered Mr. Bronfman's private equity experience, which the Board believes gives him particular insight into investments in, and the development of, early stage companies.

        Barry Diller, age 69, has been a director and Chairman and Senior Executive of IAC since December 2010. Mr. Diller previously served as a director and Chairman and Chief Executive Officer of IAC (and its predecessors) from August 1995 to November 2010. Mr. Diller also serves as Chairman and Senior Executive of Expedia, Inc., which position he has held since August 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as Chairman (in a non-executive capacity) of the board of directors of Live Nation Entertainment, Inc. (and its predecessor companies, Ticketmaster Entertainment and Ticketmaster), from August 2008 to October 2010, and continued to serve as a member of the board of directors of Live Nation through January 2011. Mr. Diller is also a member of the board of directors of The Washington Post Company and The Coca-Cola Company, which positions he has held during the past five years. He also serves on the Board of Conservation International. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television, the New York University Board of Trustees and the Executive Board for the Medical Sciences of University of California, Los Angeles. The Board nominated Mr. Diller because he has been Chairman and Senior Executive since 2010 and prior to that time, served as Chairman and Chief Executive Officer of the Company since 1995, and as a result, possesses a great depth of knowledge and experience regarding the Company and its businesses. In addition, the Board noted Mr Diller's ability to exercise influence (subject to the Company's organizational documents and Delaware law) over the outcome of matters involving the Company that require stockholder approval given his significant ownership stake in the Company and related rights.

        Michael D. Eisner, age 69, has been a director of IAC since March 2011. Mr. Eisner currently serves as Chairman of The Tornante Company, a privately held company that invests in, acquires, incubates and operates media and entertainment companies ("Tornante"). In addition to overseeing Tornante's key investments generally, Mr. Eisner also currently serves as Chairman of two Tornante companies, The Topps Company, a leading creator and marketer of sports cards, distinctive confectionery and other entertainment products, and Vuguru, a studio focused on producing groundbreaking programming for the internet and other emerging digital platforms. Prior to founding Tornante in 2005, Mr. Eisner served as Chairman and Chief Executive Officer of The Walt Disney Company from 1984. In addition to his for profit affiliations, Mr. Eisner serves on the Boards of the California Institute of the Arts, Denison University, the Aspen Institute, the Yale School of Architecture Dean's Council and The Eisner Foundation. In nominating Mr. Eisner, the Board considered his experience with Tornante, which the Board believes gives him particular insight into investments in, and the development and operation of, media and entertainment companies that focus on programming and content for emerging platforms. The Board also considered Mr. Eisner's experience as the Chairman and Chief Executive Officer of The Walt Disney Company, which the Board believes gives him particular insight into business strategy and leadership, marketing and consumer branding, as well as a high level of financial literacy and insight into the media and entertainment industries.

        Victor A. Kaufman, age 67, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC since October 1999. Mr. Kaufman also serves as Vice Chairman of Expedia, Inc., which position he has held since August 2005. Previously, Mr. Kaufman served in the Office of the Chairman from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also served as a member of the board of directors of Live Nation Entertainment, Inc. (and its predecessor companies, Ticketmaster Entertainment and Ticketmaster) from August 2008 to December 2010. In nominating Mr. Kaufman, the Board considered the unique knowledge and experience regarding the Company and its businesses that he has gained through his involvement with the Company in various roles since 1996, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

        Donald R. Keough, age 84, has been a director of IAC since September 1998. He currently serves as Chairman (in a non-executive capacity) of Allen & Company LLC (and its predecessors), a New York investment banking firm. He was appointed to this position in April 1993. Mr. Keough has served (and during the past five years has served) as a member of the boards of directors of Berkshire Hathaway, Inc. and The Coca-Cola Company and previously served as a member of the board of directors of Convera Corporation at certain times during the past five years. He is a past Chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations. In nominating Mr. Keough, the Board considered his extensive public company management experience as the former President and Chief Operating Officer of The Coca-Cola Company and his public company board experience, both of which the Board believes give him particular insight into business strategy, leadership, marketing, consumer branding and executive compensation, as well as a high level of financial literacy. The Board also considered Mr. Keough's tenure at Allen & Company LLC, which the Board believes give him particular insight into capital markets, as well as mergers, acquisitions, investments and other strategic transactions and related financings in the media and entertainment industries.

        Bryan Lourd, age 50, has been a director of IAC since April 2005. Mr. Lourd has served as partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies and is based in Los Angeles, California, with offices in Nashville, New York, London and Beijing. He is a graduate of the University of Southern California. In connection with the nomination of Mr. Lourd, the Board considered his extensive experience as a principal of CAA, which the Board believes gives him particular insight into business strategy and leadership, as well as unique and specialized experience regarding the entertainment industry and marketing.

        Arthur C. Martinez, age 71, has been a director of IAC since September 2005. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., positions he held from 1995. He was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. Prior to his tenure at Sears, he served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez currently serves (and at certain times during the past five years has served) as a member of the boards of directors of PepsiCo, Inc., Liz Claiborne, Inc., International Flavors & Fragrances Inc. and American International Group, Inc. and as Chairman of the Supervisory Board of ABN AMRO Holding, N.V. Mr. Martinez has also served as Chairman of the Board of HSN, Inc. since August 2008. In addition to his for profit affiliations, Mr. Martinez serves as a Trustee of Greenwich Hospital, Northwestern University and the Chicago Symphony Orchestra. In nominating Mr. Martinez, the Board considered his public company management experience with Sears and Saks and his extensive public company board experience, both of which the Board believes give him particular insight into business strategy, leadership, marketing, consumer branding and executive compensation, as well as a high level of financial literacy.

        David Rosenblatt, age 43, has been a director of IAC since December 2008 and currently acts as a private investor, entrepreneur and advisor and serves as Chairman (in a non-executive capacity) of Group Commerce, Inc., a firm that helps digital audience owners develop and implement social commerce programs on behalf of local and national merchants. Mr. Rosenblatt previously served as President, Global Display Advertising, of Google, Inc. from October 2008 through May 2009. Mr. Rosenblatt joined Google in March 2008 in connection with Google's acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and held several executive positions during his tenure, including Chief Executive Officer of DoubleClick from July 2005 through March 2008 and President of DoubleClick from 2000 through July 2005. Prior to joining DoubleClick, Mr. Rosenblatt spent several years as an investment banker at S.G. Warburg & Co. in Hong Kong, London and New York. Mr. Rosenblatt has also served as a member of the board of directors of GSI Commerce since November 2010. In connection with the nomination of Mr. Rosenblatt, the Board considered his extensive and unique experience in the online advertising and digital marketing technology and services industries, as well as his management experience with DoubleClick, which the Board believes gives him particular insight into business strategy and leadership, as well as a deep understanding of the internet sector.

        Alan G. Spoon, age 59, has been a director of IAC since February 2003. Since May 2000, Mr. Spoon has been General Partner at Polaris Venture Partners, a private investment firm that provides venture capital and management assistance to development-stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the board of directors of Danaher Corporation from July 1999 to the present and as a member of the boards of directors of Getty Images and TechTarget, Inc. at certain times during the past five years. In his not-for-profit affiliations, Mr. Spoon is Vice Chairman of the Board of Regents at the Smithsonian Institution and a member of the MIT Corporation. In nominating Mr. Spoon, the Board considered his extensive private and public company board experience and public company management experience with The Washington Post Company, both of which the Board believes give him particular insight into business strategy, leadership and marketing in the media industry. The Board also considered Mr. Spoon's private equity experience, which the Board believes gives him particular insight into trends in the internet and technology industries, as well as into acquisition strategy and financing.

        Alexander von Furstenberg, age 41, has been a director of IAC since December 2008. Mr. von Furstenberg is Founder, Co-Managing Member and Chief Investment Officer of Arrow Capital Management, LLC, a private investment firm focused on global public equities established in 2003. Mr. von Furstenberg currently serves (and at certain times during the past five years has served) as a member of the board of directors of W.P. Stewart & Co. Ltd., a Bermuda based asset management firm. Since 2001, he has acted as Chief Investment Officer of Arrow Investments, Inc., the private investment office which serves his family. Mr. von Furstenberg also serves as a partner and director of Diane von Furstenberg Studio, LP. In addition to the philanthropic work accomplished through his position as a director of The Diller-von Furstenberg Family Foundation, Mr. von Furstenberg also serves on the board of directors of Friends of the High Line. In nominating Mr. von Furstenberg, the Board considered his private investment and board experience, which the Board believes give him particular insight into capital markets and investment strategy, as well as a high level of financial literacy. Mr. von Furstenberg is Mr. Diller's stepson.

        Richard F. Zannino, age 52, has been a director of IAC since June 2009. Since July 2009, Mr. Zannino has been a Managing Director at CCMP Capital Advisors, LLC, a private equity firm, where he also serves as a member of the firm's Investment Committee and as co-head of the firm's consumer, retail and media investment efforts. Mr. Zannino has also served as a member of the board of directors of The Estée Lauder Companies, Inc. since January 2010. Mr. Zannino previously served as Chief Executive Officer and a member of the board of directors of Dow Jones & Company from February 2006 through January 2008, when Mr. Zannino resigned from these positions upon the acquisition of Dow Jones by News Corp. Prior to this time, Mr. Zannino served as Chief Operating Officer of Dow Jones from July 2002 through February 2006 and Executive Vice President and Chief Financial Officer of Dow Jones from February 2001 through June 2002. Prior to his tenure at Dow Jones, Mr. Zannino served in a number of executive capacities at Liz Claiborne from 1998 through January 2001, and prior to that time served as Executive Vice President and Chief Financial Officer of General Signal and in a number of executive capacities at Saks Fifth Avenue. In his not-for-profit affiliations, Mr. Zannino serves as a member of the Board of Trustees of Pace University, as well as on the board of the Greenwich Village Youth Council. In connection with the nomination of Mr. Zannino, the Board considered his extensive public company management experience, which the Board believes gives him particular insight into business strategy, leadership and marketing, as well as a high level of financial literacy. The Board also considered Mr. Zannino's private equity experience, which the Board believes gives him particular insight into acquisition and investment strategy and financing.

Corporate Governance

        Leadership Structure.    The Company's business and affairs are overseen by its Board of Directors, which currently has thirteen members. There are three management representatives on the Board and, of the ten remaining current directors, eight are independent. The Board has an Audit Committee, Compensation and Human Resources Committee and a Nominating Committee, each comprised solely of independent directors, as well as an Executive Committee. For more information regarding director independence and our Board Committees, see the discussion under Director Independence beginning on page 11 and Board Committees beginning on page 13. All of our directors play an active role in Board matters, are encouraged to communicate among themselves and directly with both the Chairman and the Chief Executive Officer and have full access to Company management at all times.

        Our independent directors meet in scheduled executive sessions without management present at least twice a year and may schedule additional meetings as they deem appropriate. We do not have a lead independent director or any other formally appointed leader for these sessions. The independent membership of our Audit, Compensation and Human Resources and Nominating Committees ensures that directors with no ties to Company management are charged with oversight for all financial reporting and executive compensation related decisions made by Company management, as well as for recommending candidates for Board membership. At each regularly scheduled Board meeting, the Chair of each of these committees provides the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting.

        Effective December 1, 2010, Mr. Diller assumed the role of Chairman and Senior Executive of IAC and Mr. Blatt assumed the role of Chief Executive Officer of IAC. This leadership change provides the Company with the benefit of Mr. Diller's continued oversight of the Company's strategic goals and vision, coupled with the benefit of a full-time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of the Company and its operating businesses.

        At this time, the Company believes the current leadership structure described above is the most appropriate one for our Company and our stockholders.

        Risk Oversight.    Company management is responsible for assessing and managing the Company's exposure to various risks on a day-to-day basis, which responsibilities include the creation of appropriate risk management programs and policies. Company management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing the Company. In developing this framework, the Company recognized that leadership and success are impossible without taking risks; however, the imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could adversely impact stockholder value. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company's approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and through discussions with Company management, as well as through the Board's Audit and Compensation and Human Resources Committees, which examine various components of financial and compensation-related risks, respectively, as part of their responsibilities. In addition, an overall review of risk is inherent in the Board's consideration of the Company's long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the Chairman and Senior Executive, the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company's risk exposure, and the Board and its committees providing oversight in connection with those efforts.

        Compensation Risk Assessment.    We conducted a risk assessment of our compensation policies and practices for our employees, including those related to our executive compensation programs. The goal of this assessment was to determine whether the general structure of the Company's compensation policies and programs and the administration of these programs posed any material risks to the Company. The findings of the risk assessment were discussed with the Compensation and Human Resources Committee. Based upon this assessment, we believe that our compensation policies and programs do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

        Director Independence.    Under the Marketplace Rules of The Nasdaq Stock Market (the "Marketplace Rules"), the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by Company management, as well as Company records and publicly available information. Following this determination, Company management monitors those transactions, relationships and arrangements that were relevant to such determination, as well as solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board's prior independence determination.

        The Board determined that each of Messrs. Bronfman, Eisner, Keough, Lourd, Martinez, Rosenblatt, Spoon and Zannino is independent. In connection with this determination, the Board considered that in the ordinary course of business, IAC and its businesses sell products and services to, purchase products and services from or make co-investments with, companies at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. In particular, the Board considered:

  •
  payments for services made by a former IAC business to a portfolio company of Accretive LLC, where Mr. Bronfman is a general partner;

  •
  an arrangement between an IAC business and certain of its employees that provide for such employees to continue to receive (and share with the IAC business) payments from various companies (including a portfolio company of Tornante, where Mr. Eisner is Chairman) that licensed programming rights to such employees;

  •
  payments for services made by the Company to Allen & Company LLC, where Mr. Keough is Chairman in a non-executive capacity;

  •
  payments for services made by an IAC business to CAA, where Mr. Lourd is Managing Director;

  •
  payments from Google, where Mr. Rosenblatt served as President of Global Display Advertising through May 2009, to IAC pursuant to a paid listing supply agreement;

  •
  a co-investment by IAC in an entity in which Polaris Venture Partners was an existing equity investor, as well as payments for services between the Company and certain Polaris Venture Partners portfolio companies (Mr. Spoon is a general partner of Polaris Venture Partners); and

  •
  payments for services between the Company and certain portfolio companies of J.P. Morgan Partners, LLC, which are managed by CCMP Capital Advisors, LLC, where Mr. Zannino is a Managing Director and member of the firm's Investment Committee.

        The Board also previously determined that Mr. Michael Zeisser, who is not standing for re-election, is independent. Of the remaining incumbent directors who are standing for re-election, Messrs. Blatt, Diller and Kaufman are executive officers of the Company and Mr. von Furstenberg is Mr. Diller's stepson. Given these relationships, none of these directors are independent.

        In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit Committee and Compensation and Human Resources Committee have also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee members and by the SEC and the Internal Revenue Service for compensation committee members.

        Director Nominations.    The Nominating Committee identifies, reviews and evaluates individuals qualified to become Board members and recommends candidates to the Board. While there are not specific requirements for eligibility to serve as a director of IAC, in evaluating candidates, the Nominating Committee will consider (regardless of how the candidate was identified or recommended) whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate's experience and expertise would be beneficial to the Board, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC's stockholders. While the Board does not have a formal diversity policy, the Nominating Committee also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other Board members and those represented by the Board as a whole to ensure that the Board has the right mix of skills, expertise and background.

        The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically IAC has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder, provide a brief summary of the candidate's qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender's stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and the Chairman, and if deemed appropriate, forwarded to the Nominating Committee for further review. If the Nominating Committee believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

        Communications with the IAC Board.    Stockholders who wish to communicate with IAC's Board of Directors or a particular director may send such communication to IAC, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder, provide evidence of the sender's stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.

The Board and Board Committees

        The Board.    The Board met four times and acted by written consent twice during 2010. During 2010, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of IAC stockholders. One member of the Board of Directors attended IAC's 2010 Annual Meeting of Stockholders.

        The Board currently has four committees: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee.

        Board Committees.    The following table sets forth the current members of each Committee and the number of meetings held by, and times that each such Committee took action by written consent, during 2010. Unless otherwise indicated, each Committee member identified below served in the capacities set forth below for all of 2010.

Name	Audit Committee	Compensation and Human Resources Committee	Nominating Committee	Executive Committee
Gregory R. Blatt.	—	—	—	—
Edgar Bronfman, Jr.(1)(2)	—	—	X	X
Barry Diller	—	—	—	X
Michael D. Eisner(1).	—	—	—	—
Victor A. Kaufman	—	—	—	X
Donald R. Keough(1)(2)	—	X	X	—
Bryan Lourd(1)	X	—	—	—
Arthur C. Martinez(1)	—	Chair	—	—
David Rosenblatt(1)(3)	—	X	—	—
Alan G. Spoon(1)	Chair	—	—	—
Alexander von Furstenberg	—	—	—	—
Richard F. Zannino(1)	X	—	—	—
Michael P. Zeisser(1)	—	—	—	—
Number of Meetings	9	4	0	0
Number of Written Consents	0	3	0	1

(1)
Independent director.

(2)
The Nominating Committee was formed on December 1, 2010, with the tenure of each member commencing on such date.

(3)
Mr. Rosenblatt joined the Compensation and Human Resources Committee in May 2010.

        Audit Committee.    The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which is attached as Appendix A to this Proxy Statement. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring: (1) the integrity of IAC's financial statements, (2) the effectiveness of IAC's internal control over financial reporting, (3) the qualifications and independence of IAC's independent registered public accounting firm, (4) the performance of IAC's internal audit function and independent registered public accounting firm, (5) IAC's risk assessment and risk management policies as they relate to financial and other risk exposures and (6) the compliance by IAC with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication between the Committee, the independent accounting firm, the internal auditors and management of the Company. The formal report of the Audit Committee is set forth on pages 16 and 17.

        The Board has previously concluded that Mr. Spoon is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee, which has not adopted a written charter, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and health and welfare insurance plans. For additional information on IAC's processes and procedures for the consideration and determination of executive compensation and the related role of the Compensation and Human Resources Committee, see the discussion under Compensation Discussion and Analysis generally beginning on page 19. The formal report of the Compensation and Human Resources Committee is set forth on page 27.

        Nominating Committee.    The Nominating Committee functions pursuant to a written charter adopted by the Board of Directors, which is attached as Appendix B to this Proxy Statement. The Nominating Committee is appointed by the Board to assist the Board by: (i) identifying, reviewing and evaluating individuals qualified to become Board members; (ii) recommending director nominees for the next annual meeting of stockholders and nominees to fill vacancies on the Board as necessary; and (iii) making recommendations with respect to the compensation and benefits of directors.

        Executive Committee.    The Executive Committee has all the power and authority of the Board of Directors of IAC, except those powers specifically reserved to the Board by Delaware law or IAC's organizational documents.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as IAC's independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young LLP has served as IAC's independent registered public accounting firm for many years and is considered by management to be well qualified.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he so chooses and will be available to respond to appropriate questions.

        Ratification of the appointment of IAC's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together.

        The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2011.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), enacted in July 2010, requires the Company to seek a non-binding advisory vote from its stockholders to approve the compensation of its named executives. This proposal, also referred to as the say on pay vote, is not intended to address any specific item of compensation, but rather our overall compensation program and policies relating to our named executives. As described in detail under the caption Compensation Discussion and Analysis, beginning on page 19, our executive officer compensation program is designed to provide the level of compensation necessary to attract, retain, motivate and reward talented and experienced executives and to motivate them to achieve short-term and long-term goals, thereby enhancing stockholder value and creating a successful company. We believe that our executive officer compensation program, with its balance of short-term and long-term incentives, rewards sustained performance that is aligned with long-term stockholder interests. Accordingly, we believe that the compensation paid to our named executives in 2010 pursuant to our executive officer compensation program was fair and appropriate and are asking our stockholders to vote "FOR" the adoption of the following resolution:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's named executives for 2010, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative."

        The approval, on an advisory basis, of the say on pay vote proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together. The vote is advisory in nature and therefore not binding on us or our Board. However, our Board and Compensation and Human Resources Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executives.

        The Board recommends that the stockholders vote FOR the advisory vote on executive compensation.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE

        In addition to the advisory vote on executive compensation set forth above, the Dodd-Frank Act also requires the Company to seek a non-binding advisory vote from its stockholders regarding the frequency of holding the advisory vote on executive compensation in the future. In casting your advisory vote, you may indicate whether you prefer that we seek an advisory vote every one, two or three years. You may also abstain from voting on this matter.

        After thoughtful consideration, our Compensation and Human Resources Committee and the Board believes that holding an advisory vote on executive compensation every three years is the most appropriate policy for the Company and its stockholders at this time. Our Board and the Compensation and Human Resources Committee believe that a triennial vote more closely mirrors the long-term nature of a significant portion of our executive officer compensation program and will discourage short-term thinking and, as a result, a stockholder's analysis of our performance and compensation practices would be more fully informed when viewed over a three-year period. Moreover, allowing more time in between the advisory votes on executive compensation would provide a greater opportunity for our Board and Compensation and Human Resources Committee to engage in meaningful analysis of any compensation issues and consideration of any stockholder concerns.

        The approval, on an advisory basis, of the frequency of holding the say on pay vote proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and voting together. However, if no choice receives a majority of votes, then the option on the frequency of the advisory vote that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders' recommendation as to the frequency of holding future say on pay votes. The vote is advisory in nature and therefore not binding on us or our Board. However, our Board values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

        The Board recommends that the stockholders vote for holding the say on pay vote once EVERY THREE YEARS.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee operates under a written charter, which has been adopted by the Board of Directors, the most recent version of which is attached as Appendix A to this Proxy Statement. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of: (1) the integrity of IAC's financial statements, (2) the effectiveness of IAC's internal control over financial reporting, (3) the qualifications and independence of IAC's independent registered public accounting firm, (4) the performance of IAC's internal audit function and independent registered public accounting firm, (5) IAC's risk assessment and risk management policies as they relate to financial and other risk exposures and (6) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC's financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and IAC's independent registered public accounting firm.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC for the fiscal year ended December 31, 2010 with IAC's management and Ernst & Young LLP, IAC's independent registered public accounting firm.

        The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended "Communication with Audit Committees." In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from IAC and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for IAC for the fiscal year ended December 31, 2010 be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Members of the Audit Committee

Alan G. Spoon (Chair)
Bryan Lourd
Richard F. Zannino

Fees Paid to Our Independent Registered Public Accounting Firm

        The following table sets forth fees for all professional services rendered by Ernst & Young to IAC for the years ended December 31, 2010 and 2009.

	2010	2009
Audit Fees(1)	$1,720,000	$2,355,000
Audit-Related Fees(2)	$181,000	$429,000

Total Audit and Audit-Related Fees	$1,901,000	$2,784,000
Tax Fees(3)	$412,000	$70,000

Total Fees	$2,313,000	$2,854,000

(1)
Audit Fees include fees associated with the annual audit of IAC's consolidated financial statements and internal control over financial reporting, statutory audits, the review of IAC's periodic reports, accounting consultations, the review of SEC registration statements and consents and other services related to SEC matters. Statutory audits include audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law, as well as audits performed for certain IAC businesses in the United States, which audits are required by federal or state regulatory authorities.

(2)
Audit-Related Fees include fees for due diligence in connection with acquisitions, agreed upon procedures and benefit plan audits.

(3)
Tax Fees represent fees paid in (i) 2010 for a state and local tax project and a research and development tax credit study and (ii) 2009 for a tax consultation.

 Audit and Non-Audit Services Pre-Approval Policy

        The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC's independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm's independence from IAC and its management. Unless a type of service to be provided by IAC's independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules regarding auditor independence.

        Effective January 1, 2007, all Tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by IAC's independent registered public accounting firm will be established periodically from time to time by the Audit Committee.

        Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

INFORMATION CONCERNING CURRENT IAC EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        Background information about IAC's current executive officers who are not director nominees is set forth below. For background information about IAC's Chairman and Senior Executive, Barry Diller, Chief Executive Officer, Gregory R. Blatt, and Vice Chairman, Victor A. Kaufman, see the discussion under Information Concerning Director Nominees beginning on page 6.

        Thomas J. McInerney, age 46, has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of IAC's former Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly-owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal. Mr. McInerney is currently a member of the boards of directors of HSN, Inc. and Interval Leisure Group, Inc.

        Gregg Winiarski, age 40, has been Senior Vice President, General Counsel and Secretary of IAC since February 2009. Mr. Winiarski previously served as Associate General Counsel of IAC since February 2005, during which time he had primary responsibility for all legal aspects of IAC's mergers and acquisitions and other transactional work. Prior to joining IAC in February 2005, Mr. Winiarski was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, a New York law firm, from 1996 to February 2005. Prior to joining Skadden, Mr. Winiarski was a certified public accountant with Ernst & Young in New York.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable the Company to meet its growth objectives.

        Though IAC is a publicly traded company, we attempt to foster an entrepreneurial culture and environment, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain our executive officers, as well as other executives who may become executive officers at a later time, we compete not only with other public companies, but also with earlier stage companies, companies funded by private equity firms and professional firms. We structure our compensation program so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

        While we consider market data in establishing broad compensation programs and practices, we do not specifically benchmark the compensation associated with particular executive positions, or definitively rely on competitive survey data in establishing executive compensation. The Company makes decisions based on a host of factors particular to a given executive situation, including its firsthand experience with the competition for recruiting executives and its understanding of the current environment, and believes that over-reliance on survey data, or a benchmarking approach, is too rigid and stale for the dynamic and fast changing marketplace for talent in which we compete.

        Similarly, we believe that arithmetic approaches to measuring and rewarding short-term performance often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, the Company may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts. Accordingly, we have historically avoided the use of strict formulas in our annual bonus program, believing that they often over-compensate or under-compensate a given performance level. We instead rely primarily on an approach that, while based on clear objectives, is not formulaic and allows for the exercise of discretion in setting final bonus amounts.

        We do, however, believe that linking long-term incentive compensation to objectively measurable goals should play an important part in an overall compensation program. Thus, since January 2008, non-qualified stock options have been the predominant equity award for our executive officers. Given the prominence of equity in our overall program, and the fact that the ultimate realization of value from stock option awards is directly dependent on appreciation in the Company's stock price, a significant percentage of the overall pay of executive officers takes the form of objectively determinable, success-based, long-term compensation.

        We believe the Company's executive officer compensation program, which includes a combination of subjective determinations regarding individual compensation levels and short-term performance and objective measures of long-term corporate results, puts the substantial majority of compensation at risk, rewards both individual and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow the Company, and aligns the interests of our key executives with the interests of our owners. We continuously evaluate our program, and make changes as we deem appropriate.

Roles and Responsibilities

        The Compensation and Human Resources Committee of the Company's Board of Directors (for purposes of this Compensation Discussion and Analysis, the "Committee") has primary responsibility for establishing the compensation of the Company's executive officers. The Committee currently consists of Messrs. Martinez, Keough and Rosenblatt.

        The executive officers participate in structuring Company-wide compensation programs and in establishing appropriate bonus and equity pools. Historically, at year-end, Mr. Diller would meet with the Committee and discuss his views of corporate and individual executive officer performance for the prior year and his recommendations for appropriate compensation packages for the individual executive officers (other than himself). As a result of the senior management changes at the Company that took place in December 2010, this process for the 2010 year end involved Mr. Diller and Mr. Blatt meeting with the Committee separately to discuss annual bonuses and year-end equity awards, respectively. Following these discussions, the Committee met in executive sessions to discuss the recommendations and to ultimately determine the compensation packages for each executive officer.

        In establishing an executive officer's compensation, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation arrangements are also reviewed and taken into account. However, we do not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual's situation is evaluated on a case-by-case basis each year, considering the variety of relevant factors at that time.

        Neither the Company nor the Committee has an ongoing relationship with any particular compensation consulting firm. In certain instances involving matters of particular import, the Committee has solicited the advice of consulting firms and engaged legal counsel. In addition, from time to time, the Company may solicit survey or peer compensation data from various consulting firms. The Company engaged Mercer (US) Inc. to provide comparative market data in connection with the Company's own analysis of its equity compensation practices in 2010, and except as described in the next sentence, neither Mercer nor any other compensation consultant had any role in determining or recommending the amount or form of executive compensation for 2010. In addition, in connection with establishing the compensation package for Mr. Blatt in December 2010, as described below, the Committee engaged Compensation Advisory Partners LLC to assist it in evaluating and structuring the equity components of Mr. Blatt's arrangements.

Compensation Elements

        Our compensation packages for executive officers primarily consist of salary, annual bonuses, IAC equity awards, and in certain instances, perquisites and other benefits. While Mr. Blatt was Chief Executive Officer of Match.com, Inc. ("Match"), one of our subsidiaries, his compensation package included equity awards in Match, some of which he still holds as of the date hereof as discussed further below.

        Salary.    We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within the Company, the Company's New York City location, salary levels of other executives within the Company, and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive's increased value to the Company. Salaries for Messrs. Kaufman and McInerney have remained the same since February of 2006 and for Mr. Winiarski since February of 2009, in each case, based on the fact that there have been no significant changes in responsibilities since that time and on the Company's general focus on variable, as opposed to fixed, compensation. Mr. Winiarski's salary was increased in January 2011 to $450,000 to reflect an increase in his responsibilities and to adjust to be competitive with market rates. Mr. Blatt's salary was increased in December 2010 in connection with his changed role and responsibilities, as discussed further below. Mr. Diller's annual salary has remained the same since August of 2005, when his salary was reduced as a result of Mr. Diller assuming the role of executive Chairman and Senior Executive of Expedia, Inc. following its spin-off from the Company.

  Annual Bonuses

        General.    We establish bonus levels through a two-pronged process. First, at the beginning of the year, the Committee sets performance objectives which historically have been tied to the achievement of EBITA or share price performance targets during the forthcoming year. In general, these targets are minimum acceptable performance conditions, but with respect to which there is substantial uncertainty when we establish them. If the Company meets the performance criteria, the executive becomes eligible for a maximum bonus award, which the Committee has historically reduced based on a discretionary assessment of Company and, to a lesser extent, individual performance. In making its determinations regarding annual bonuses, the Committee considers a variety of factors such as growth in profitability or achievement of strategic objectives by the Company, and an individual's performance and contribution to the Company. The Committee does not quantify the weight given to any specific element or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria. This process is designed to permit the Company to deduct the bonus compensation paid to executives for income tax purposes. We generally pay bonuses shortly after year-end, following finalization of financial results for the prior year.

        2010 Bonuses.    For 2010, the Committee predicated the payment of bonuses to executive officers on attaining year-over-year EBITA growth in any quarter of at least 5% or on share price growth of at least 5% over the price on the date the goals were established. Both targets were met, and the Committee then exercised its right to reduce target bonus amounts. Bonuses for 2010 were paid in February 2011, and in setting actual bonus levels, the Committee considered a variety of factors, including:

  •
  Revenue and Operating Income Before Amortization Growth.  Revenue increased 22% over the prior year, with double digit growth from each of the Company's segments. Operating Income Before Amortization also grew strongly, up 56% over the prior year, as the Company was able to control costs and implement operating efficiencies.

  •
  Share Price Appreciation.  The Company's share price increase 40% during 2010, compared to 15% growth in the Nasdaq and 11% growth in the S&P 500.

  •
  Capitalization and Cash Position.  The Company repatriated a significant amount of cash to shareholders by way of share repurchases, and also generated strong cash flow from its operating businesses during the year. The Company completed 2010 with a strong cash position and expectations for continued strength in 2011.

  •
  Successful Completion of Strategic Transactions.  The Company exchanged its Evite, Gifts.com and IAC Advertising Solutions businesses and approximately $218 million in cash for approximately 12.8 million shares of the Company's common and Class B shares held by Liberty Media Corporation. The Company also agreed to the terms of a joint venture between The Daily Beast and Newsweek, which closed in January 2011.

  •
  Other Initiatives.  The Company took steps to positively advance the strategic position of several of the Company's businesses.

        In determining the 2010 bonus award for Mr. Blatt, the Committee considered the strong performance of Match during the year, with revenue up 17% compared to 2009 and Operating Income

Before Amortization up 23% over the prior year. In addition, the Committee noted the successful integration of PeopleMedia, acquired in July 2009, and the formation of the venture with Meetic in Latin America in March 2010.

        Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company's annual goals.

  Long-Term Incentives

        General.    Due to our entrepreneurial philosophy, we believe that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. In addition, we believe that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align the executive's incentives with our stockholders' interests in a manner that we believe drives superior performance over time.

        While there is currently no formal stock ownership or holding requirement for executive officers, our executive officers have historically held the majority of their stock awards (net of tax withholding) well beyond the relevant vesting dates.

        In establishing equity awards in any given year, the amount of outstanding unvested and/or unexercised equity awards, as well as previously earned or exercised awards, is reviewed and evaluated on an individual-by-individual basis. In setting particular award levels, the predominant considerations are providing the person with effective retention incentives, appropriate reward for past performance, incentives for strong future performance and competitive conditions, while the ultimate realization of value from the award will be directly dependent on appreciation in the Company's stock price. The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument relative to our annual bonuses.

        While we have historically granted equity awards simultaneously with the payment of year-end bonuses, equity awards for 2011 were granted in March 2011 (later than the payment of cash bonuses for 2010), primarily due to the senior management changes that took place in December 2010. As in the past, the Committee meetings at which awards were made was scheduled in advance, without regard to the timing of the release of earnings or other material information.

  Equity Awards

        Our primary form of equity awards has changed over the years, from time-based restricted stock units that were granted beginning in 2003 to performance-based restricted stock units granted in 2007. Commencing in 2008, we introduced non-qualified stock options as the primary equity incentive vehicle for our executives and other equity eligible employees, continuing the increased emphasis on performance criteria introduced in the 2007 RSU program. This switch was made primarily for the sake of simplicity, and a belief that it would, in general, make the Company more competitive in recruiting talented executives and employees.

        2010 Awards.    In February 2010 as part of our 2009 annual year-end process, we granted stock options to a number of employees throughout the Company, with an exercise price of $21.60 per share, the closing price of the Company's common stock on the grant date. At that time, we granted 350,000 stock options to each of Mr. Kaufman and Mr. McInerney and 100,000 stock options to Mr. Winiarski. These awards reflect both the considerations described above, as well as an acknowledgement that the award levels in 2008 were, in part, necessitated by the significant vesting of awards in connection with the 2008 spin-off transaction. Also in February 2010, while Mr. Blatt was still serving in the role of Chief Executive Officer of Match, he was awarded an option to purchase 32 shares of Match common stock with a per share exercise price equal to the fair market value on the grant date. In December 2010, in connection with Mr. Blatt's promotion to Chief Executive Officer of the Company, he was awarded 750,000 stock options with an exercise price of $32.00 per share, slightly above the closing price of the Company's common stock on the grant date, and up to 375,000 performance-based restricted stock units, both as described below under New Employment Arrangement for Mr. Blatt. We believe these awards provide meaningful retention and performance incentives for our executive officers.

        2011 Awards.    In March 2011 as part of our 2010 annual year-end process, we granted stock options to a number of employees throughout the Company, with an exercise price of $30.90 per share, the closing price of the Company's common stock on the grant date. At that time, we granted 200,000 stock options to each of Mr. Kaufman and Mr. Winiarski and 300,000 stock options to Mr. McInerney. These awards reflect the considerations described above under the heading, Long-Term Incentives, as well as the factors considered in setting annual bonus amounts. In addition, the relative size of equity awards among executives takes into account the varying levels of responsibilities of our executive officers, and expected future contributions to the Company.

        Equity Awards to Mr. Diller.    In June of 2005, the Committee awarded Mr. Diller 2.4 million stock options with an exercise price of $35.58 per share (representing approximately 130% of the market price of the Company's stock on the grant date) and 1.4 million stock options with an exercise price of $47.90 per share (representing approximately 175% of the market price of the Company's stock on the grant date), all of which cliff vested in June 2010, the fifth anniversary of the grant date. In making this grant to Mr. Diller, the Committee considered that Mr. Diller received certain option grants from IAC in 1995 and 1997 and until 2005 had not received any subsequent equity grants from IAC. In connection with the August 2008 spin-offs, these options were split into options of all five post-transaction companies, with adjustments to the number of shares covered by each option and the exercise price based on the relative value at the time of the transaction, as set forth in the "Outstanding Equity Awards at 2010 Fiscal Year End" table. As part of this grant, Mr. Diller and the Committee agreed that Mr. Diller would not receive additional equity compensation for a five-year period.

        In April 2011, the Committee awarded Mr. Diller 300,000 stock options with an exercise price of $31.89, the closing price of the Company's common stock on the grant date. These options will vest in four equal annual installments, beginning on February 15, 2012. In making this grant to Mr. Diller, the Committee considered Mr. Diller's changed role at the Company and determined that it was in the best interests of the Company to continue to provide Mr. Diller with long-term incentives. In addition, the Committee acknowledged that Mr. Diller had not received additional Company equity awards, or any other long-term incentive compensation, since the 2005 grant.

        Mr. Diller also holds a substantial number of Company shares, 2.25 and 1.6 million of which were acquired in 2005 and 2007, respectively, as a result of option exercises immediately prior to the expiration of such options (representing 100% of the shares remaining after payment of exercise price and associated taxes). In December 2010, Mr. Diller exchanged all of the shares of Company common stock he then owned for an equal number of shares of the Company's Class B common stock then held by Liberty Media Corporation.

        New Employment Arrangement for Mr. Blatt.    Effective December 1, 2010 (the "Effective Date"), Mr. Blatt entered into a new three-year employment arrangement with the Company, pursuant to which he became the Chief Executive Officer of the Company. Previously, Mr. Blatt served as Chief Executive Officer of Match. In connection with this change, Mr. Blatt's annual salary was increased from $650,000 to $1,000,000, to reflect his new responsibilities and general level of contribution to the

Company. In addition, the Committee reviewed Mr. Blatt's outstanding IAC equity awards, noting that he surrendered 536,455 IAC stock options in exchange for Match options when he became Chief Executive Officer of Match, as more fully described below. In order to align Mr. Blatt's interests more closely with the Company's stockholders, and not have his long-term incentives heavily tied solely to Match, the Committee awarded Mr. Blatt: (i) a stock option to purchase 750,000 shares of IAC common stock (the "2010 IAC Stock Options"), with a per share exercise price of $32.00 and a ten year term, vesting with respect to 50%, 25% and 25% of the shares, respectively, on the second, third and fourth anniversaries of the Effective Date; and (ii) a target award of 250,000 restricted stock units (the "2010 IAC RSUs"), with 50% vesting on the second anniversary of the Effective Date and 25% vesting on each of the third and fourth anniversaries of the Effective Date. The number of 2010 IAC RSUs actually earned on each of the three vesting dates (December 1, 2012, 2013 and 2014) will be determined by multiplying 125,000, 187,500 and 250,000 IAC RSUs, respectively, by the Market Ratio for each such date, and subtracting any 2010 IAC RSUs previously vested. The 2010 IAC RSUs are designed such that Mr. Blatt can earn no less than 125,000, and no more than 375,000, RSUs over the full vesting period. In connection with this new agreement, the Committee and Mr. Blatt agreed that any additional equity awards granted to Mr. Blatt shall vest no earlier than December 1, 2013, other than as a result of accelerated vesting upon a qualifying termination of employment as provided in the applicable equity award agreement or in his employment agreement.

        "Market Ratio" means the average of the closing prices of IAC common stock on the twenty trading days immediately preceding the applicable vesting date (subject to a maximum of $45.00 and a minimum of $15.00) divided by $29.97.

        In the event of Mr. Blatt's termination of employment as a result of death or disability after December 1, 2011 and before December 1, 2012: (a) 25% of the 2010 IAC Stock Options will vest and (b) a number of 2010 IAC RSUs equal to 62,500 times the Market Ratio will vest.

        In the event Mr. Blatt's employment is involuntarily terminated: (a) he shall be entitled to salary continuation for greater of the remaining term of his employment agreement or 12 months; (b) all Company equity awards outstanding as of November 30, 2010 shall vest; (c) the 2009 Match Options (as defined below) granted on February 19, 2009 shall vest and one-third of the 2010 Match Options (as defined below) granted on February 16, 2010 shall vest for each year of service from the grant date, plus an additional one-third; (d) all vested Company options shall remain exercisable for 18 months following the termination date; (e) 25% of the 2010 IAC Stock Options shall vest for each year of service from the grant date, plus an additional 25%; and (f) 25% of the target amount of 2010 IAC RSUs multiplied by the Market Ratio shall vest for each year of service from the grant date, plus an additional 25%. These severance benefits are intended to provide additional security to Mr. Blatt in consideration of his agreement to take on new, additional responsibilities.

        In the event Mr. Blatt's employment is involuntarily terminated within two years of a change in control of the Company, the unvested portion of the 2010 IAC Stock Options shall vest and a number of the 2010 IAC RSUs shall vest equal to 250,000 times the Market Ratio reduced by any previously vested IAC RSUs. In addition, the agreements governing the Match Options (as defined below) provide for the acceleration of vesting of such options upon the earlier of (i) a change in control of Match or (ii) a change in control of the Company at a time during which Match is a controlled subsidiary of the Company.

        In February 2009, in connection with his becoming Chief Executive Officer of Match, Mr. Blatt surrendered an aggregate of 536,455 options to purchase Company common stock in exchange for a grant of options to purchase 200 shares and 100 shares of Match common stock with exercise prices equal to the fair market value and 200% of the fair market value on the grant date, respectively, with these options vesting 50% in each of February 2011 and February 2012 (the "2009 Match Options"). In February 2010, Mr. Blatt was granted options to acquire an additional 32 shares of Match common stock with an exercise price equal to the fair market value on the grant date and vesting on the third anniversary of the grant date (the "2010 Match Options," and together with the 2009 Match Options, the "Match Options"). As long as Match is not a separate public company: (i) exercised Match Options will be settled in cash based on the difference between the exercise price and the fair market value of a share of Match; provided, that if Match is a controlled subsidiary of the Company, this obligation may be satisfied using shares of Company common stock; and (ii) the fair market value of a share of Match will be determined in good faith by the Company after consultation with Mr. Blatt, or under certain circumstances, through negotiation or arbitration.

        To better align his overall incentive compensation with his new role as Chief Executive Officer of the Company, Mr. Blatt and the Company agreed that some reduction in Mr. Blatt's outstanding Match Options was desirable. Accordingly, the Company and Mr. Blatt agreed that Mr. Blatt would exercise upon vesting the portion of the 2009 Match Options that vested on February 18, 2011, subject to Mr. Blatt's continued employment with the Company through that date. The Committee, after receiving advice from an independent investment bank as to the fair market value of Match, determined that the aggregate fair market value of these vested 2009 Match Options (fair value of a share of Match common stock less the exercise price) was approximately $15.5 million. The fair market value of the exercised options was paid to Mr. Blatt in shares of IAC common stock, which payment occurred on February 23, 2011. The remaining unvested 2009 Match Options, as well as the 2010 Match Options, continue to be subject to their existing terms.

        Amended Employment Arrangement for Mr. McInerney.    On December 1, 2010, the Company amended its employment agreement with Thomas McInerney, Executive Vice President and Chief Financial Officer of the Company, to provide that upon a termination of Mr. McInerney's employment by the Company or voluntary resignation by Mr. McInerney on or after January 1, 2011 and on or prior to March 31, 2012, Mr. McInerney shall be entitled to: (a) payment of twelve months of his current base salary; (b) acceleration of vesting of Company equity awards held by Mr. McInerney that were outstanding on the date of the amendment; and (c) the right of Mr. McInerney to exercise vested options for a period of eighteen months from the termination date. Receipt of such benefits is conditioned upon Mr. McInerney providing a reasonable transition period as requested by IAC. The other terms of Mr. McInerney's agreement remained the same.

Change of Control

        In the past, we provided our executive officers other than Mr. Diller with full acceleration of their unvested equity in the event of a change of control. In December 2010, as a result of the transaction with Liberty Media Corporation which resulted in the Company no longer being a controlled company, and the senior management changes that took place at that time, the Committee determined to include so-called "double-trigger" change of control provisions in new award agreements for senior executives; these provisions provide for acceleration of vesting in connection with a change of control only when an award recipient suffers an involuntary termination of employment in connection with such change of control. The Committee believes that providing accelerated vesting after an involuntary termination will assist in the retention of our executives through a change of control transaction. Therefore, the awards made to Mr. Blatt in December 2010 in connection with his assumption of the role of Chief Executive Officer of the Company, and awards made to other executive officers in early 2011, provide for acceleration only upon an involuntary termination within two years of the change of control.

Severance

        We generally provide executive officers with some amount of salary continuation and some amount of equity acceleration in the event of involuntary terminations of an executive officer's employment. Because we tend to promote our executive officers from within, after competence and commitment have generally been established, we believe the likelihood of equity acceleration is typically low, and yet we believe that through providing this benefit we increase the retentive effect of our equity program, which serves as our most important retention incentive. The Company generally does not provide acceleration of equity in the event an executive voluntarily resigns from the Company. For purposes of this discussion, we use the term "involuntary termination" to mean both a termination by the Company without "cause" and a resignation by the executive for "good reason" or similar construct.

Other Compensation

        General.    We provide Mr. Diller with various non-cash benefits as part of his overall compensation program. Under certain limited circumstances, other executive officers have also received non-cash benefits. The value of these benefits is calculated under appropriate rules and is taken into account as a component of compensation when establishing overall compensation levels. The value of all non-cash benefits are reported under the heading "All Other Compensation" in the Summary Compensation Table on page 28 pursuant to applicable rules. Our executive officers do not participate in any deferred compensation or retirement program other than the Company's 401(k) plan. We generally do not, and did not in 2010, gross-up any benefits provided to any executive officer. Other than those described specifically below, our executive officers do not partake in any benefit programs, or receive any significant perquisites, distinct from the Company's other employees.

        Mr. Diller.    Pursuant to Company policy, Mr. Diller is required to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits him to travel non-stop and without delay, to remain in contact with the Company while he is traveling, to change his plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller typically provides his services to the Company while traveling in either case. Nonetheless, the incremental cost to the Company of his travel for personal purposes is reflected as compensation to Mr. Diller from the Company, and taken into account in establishing his overall compensation package. For certain personal use of the corporate aircraft, Mr. Diller reimburses the Company at the maximum rate allowable under applicable rules of the Federal Aviation Administration.

        Additionally, the Company provides Mr. Diller the use of certain automobiles for business and personal purposes, and provides certain Company-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. These uses are valued by the Company at their incremental cost to the Company or, in the case of the use of office space, where there is no discernable incremental cost, at the cost used for internal allocations of office space for corporate purposes.

        Mr. Kaufman.    Mr. Kaufman is entitled to use corporate aircraft for a certain amount of personal travel annually. However, Mr. Kaufman reimburses the Company for the Company's incremental cost of such travel and therefore the value of such travel is not treated as compensation to Mr. Kaufman. Typically, Mr. Kaufman's spouse accompanies him on personal and business flights, at no incremental cost to the Company.

        Mr. Blatt.    Pursuant to Mr. Blatt's 2009 employment agreement, IAC reimbursed Mr. Blatt during 2010 for various living and travel expenses, which are reflected in the Summary Compensation Table on page 28. Additionally, it is possible that Mr. Blatt may use corporate aircraft for personal purposes under certain limited circumstances, in which case any incremental cost to the Company for such personal use will be reflected in the Summary Compensation Table.

Tax Deductibility

        Whenever possible, we endeavor to structure our compensation program so that the compensation we pay is deductible by the Company for federal income tax purposes. Because of the use of performance conditions in connection with our equity awards and annual bonuses, and the fact that no salaries are in excess of $1 million, these three components are generally deductible to the Company. However, under applicable IRS rules, the personal use of corporate aircraft leads to a disallowance of the deduction of certain airplane and related costs.

 COMPENSATION COMMITTEE REPORT

        The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in IAC's 2010 Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation and Human Resources Committee

Arthur C. Martinez (Chair)
Donald R. Keough
David Rosenblatt

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2010, the Compensation and Human Resources Committee was comprised of Messrs. Martinez, Keough and Rosenblatt (from May 2010), none of whom is (or in the past has been) an officer or employee of IAC at the time of their respective service on the Committee.

EXECUTIVE COMPENSATION

Overview

        The Executive Compensation section of this Proxy Statement sets forth certain information regarding total compensation earned by our named executives in 2010, as well as Company equity awards made to our named executives in 2010, Company equity awards held by our named executives on December 31, 2010 and the dollar value realized by our named executives upon the vesting and exercise of Company equity awards during 2010. All information provided regarding equity awards granted prior to December 2008 was previously adjusted to reflect the spin-off of HSN, Inc. ("HSNi"), Interval Leisure Group, Inc. ("Interval"), Ticketmaster (previously known as Ticketmaster Entertainment and now known as Live Nation Entertainment, Inc. ("Live Nation")) and Tree.com, Inc. ("Tree.com") in August 2008 (the "August 2008 Spin-Offs").

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Barry Diller	2010	$500,000	$2,500,000	—		—		$722,470	$3,722,470
Chairman and Senior	2009	$500,000	$1,700,000	—		—		$1,041,885	$3,241,885
Executive	2008	$500,000	$3,000,000	—		—		$662,474	$4,162,474
Gregory R. Blatt	2010	$650,000	$1,300,000	$8,557,741	(3)	$7,976,116	(4)	$91,841	$18,575,698
Chief Executive Officer of	2009	$644,038	$1,000,000	—		—	(4)	$59,655	$1,703,693
IAC (since December 1, 2010)	2008	$550,000	$2,000,000	$499,999	(5)	$7,515,579	(6)(7)	$7,269	$10,572,847
Victor A. Kaufman	2010	$650,000	$1,500,000	—		$2,313,850	(8)	$17,649	$4,481,499
Vice Chairman	2009	$650,000	$1,200,000	—		—		$17,649	$1,867,649
	2008	$650,000	$2,000,000	$499,999	(5)	$7,515,579	(6)	$16,783	$10,682,361
Thomas J. McInerney	2010	$650,000	$2,000,000	—		$2,313,850	(8)	$7,350	$4,971,200
Executive Vice	2009	$650,000	$1,200,000	—		—		$7,350	$1,857,350
President and Chief	2008	$650,000	$2,000,000	$499,999	(5)	$7,515,579	(6)	$7,750	$10,673,328
Financial Officer
Gregg Winiarski	2010	$375,000	$1,000,000	—		$661,100	(8)	$7,350	$2,043,450
Senior Vice President,	2009	$368,192	$700,000	—		$383,000	(9)	$7,350	$1,458,542
General Counsel and
Secretary

(1)
These amounts represent the grant date fair value of IAC stock options using the Black-Scholes option pricing model, assuming no dividends. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility (based on historical volatility of our common stock and other relevant factors), risk-free interest rates and expected term (based on our historical experience and on the terms and conditions of the IAC stock options granted to employees). The assumptions used in calculating these amounts for named executives other than Mr. Blatt are incorporated herein by reference to Note 13 of the Company's audited financial statements for the fiscal year ended December 31, 2010 included in the Company's 2010 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 1, 2011. In the case of the IAC stock options awarded to Mr. Blatt on December 22, 2010, the assumptions used in the Black-Scholes options pricing model were an expected volatility rate of 30.3%, a risk-free interest rate of 2.7% and an expected term of 7 years. Given the assumptions used in calculating these amounts, such amounts may not correspond to the actual value that will ultimately be recognized by the named executives.

(2)
Additional information regarding all other compensation amounts for 2010 is as follows:

	Barry Diller	Gregory R. Blatt	Victor A. Kaufman	Thomas J. McInerney	Gregg Winiarski
Personal use of corporate aircraft(a)	$644,530	$27,591	—	—	—
Parking garage	—	—	$10,299	—	—
Lodging(b)	—	$33,625	—	—	—
Auto rental(c)	—	$23,275	—	—	—
Miscellaneous(d)	$70,590	—	—	—	—
401(k) plan company match	$7,350	$7,350	$7,350	$7,350	$7,350

Total All Other Compensation	$722,470	$91,841	$17,649	$7,350	$7,350

(a)
Pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal purposes. See the discussion regarding airplane travel under Compensation Discussion and Analysis on page 26. We calculate the incremental cost to the Company for personal use of Company aircraft based on the average variable operating costs to the Company, and the amounts presented in the table above for such use are net of payments made by Mr. Diller for certain personal use of aircraft. Variable operating costs include fuel, certain maintenance costs, navigation fees, on-board catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use for which Mr. Diller did not reimburse the Company to derive the incremental cost. Incremental costs do not include fixed costs that do not change based on usage, such as pilots' salaries, the purchase costs of the Company-owned aircraft, insurance, scheduled maintenance and non-trip related hangar expenses. Mr. Diller occasionally had family members or other guests accompany him on business and personal trips. While travel by family members or other guests does not result in any incremental cost to the Company, such travel does result in the imputation of taxable income to Mr. Diller, the amount of which is calculated in accordance with applicable IRS regulations.

In addition, Mr. Blatt used a Company-chartered aircraft for personal use on one occasion. The cost shown above is the Company's variable cost for this flight and does not include monthly management fees for such aircraft.

(b)
While Mr. Blatt was Chief Executive Officer of Match, the Company paid the rent and cost of associated utilities for an apartment for Mr. Blatt in Dallas, Texas, where Match is headquartered, and treated these payments as compensation.

(c)
While Mr. Blatt was Chief Executive Officer of Match, the Company paid the cost of an automobile for Mr. Blatt leased in Dallas, Texas, where Match is headquartered, and treated these payments as compensation.

(d)
Represents the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive. In the case of Mr. Diller, the total amount of other benefits provided reflects: (i) lease payments, parking, fuel, maintenance and other costs associated with Mr. Diller's personal use of two automobiles leased and maintained by IAC, (ii) an allocation (based on square footage) of costs for the use of IAC office space by certain individuals who work for Mr. Diller personally, (iii) an allocation (based on the number of personal computers and communication devices supported by IAC) of costs relating to the use by such individuals of the Company's IT technical support and certain communication equipment and (iv) costs incurred for Mr. Diller's personal use of other car services.
(3)
Represents the grant date fair value of IAC RSUs subject to performance-based conditions related to the Company's stock price that were granted to Mr. Blatt on December 22, 2010, based on a probability weighted outcome analysis as of the grant date. For details regarding this RSU award, see the discussion under Compensation Discussion and Analysis under New Employment Arrangement for Mr. Blatt beginning on page 24 and footnotes 2 and 5 to the Grants of Plan-Based Awards in 2010 table beginning on page 30.

(4)
Excludes the value of the 2010 Match Options granted to Mr. Blatt on February 16, 2010 and the 2009 Match Options granted to Mr. Blatt on February 19, 2009, in each case, in his capacity as Chief Executive Officer of Match. See the discussion under Compensation Discussion and Analysis under New Employment Arrangement for Mr. Blatt beginning on page 24 for a description of these awards.

(5)
These amounts represent the grant date fair value of IAC RSU awards, which was calculated using the closing price of IAC common stock on the NASDAQ Stock Market on the grant date.

(6)
These amounts represent the grant date fair value of IAC stock options: (i) granted on April 9, 2008 and (ii) granted on December 17, 2008.

(7)
In connection with becoming Chief Executive Officer of Match in February 2009, Mr. Blatt surrendered approximately one-half of the IAC stock options granted to him in April 2008 and December 2008 in exchange for the 2009 Match Options. See the discussion under Compensation Discussion and Analysis under New Employment Arrangement for Mr. Blatt beginning on page 24. The value presented in the table above does not give effect to this surrender.

(8)
These amounts represent the grant date fair value of IAC stock options granted on February 16, 2010.

(9)
This amount represents the grant date fair value of IAC stock options granted to Mr. Winiarski on April 20, 2009 in connection with his promotion to Senior Vice President, General Counsel and Secretary. No IAC stock options were granted to any other named executive in 2009.

Grants of Plan-Based Awards in 2010

        The table below provides information regarding all IAC RSUs and stock options granted to our named executives in 2010. For a discussion of IAC stock options granted to certain named executives on March 30, 2011, see the discussion under Compensation Discussion and Analysis beginning on page 23.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Option Awards: Number of Securities Underlying Options (#)(1)(3)
						Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Barry Diller	—	—	—	—	—	—	—
Gregory R. Blatt	12/22/2010	125,000	250,000	375,000	750,000	$32.00	$16,533,857
Victor A. Kaufman	2/16/2010	—	—	—	350,000	$21.60	$2,313,850
Thomas J. McInerney.	2/16/2010	—	—	—	350,000	$21.60	$2,313,850
Gregg Winiarski	2/16/2010	—	—	—	100,000	$21.60	$661,100

(1)
For information on the treatment of IAC RSUs and stock options upon a termination of employment or a change in control of IAC, see the discussion under Estimated Potential Payments Upon Termination or Change in Control of IAC beginning on page 35.

(2)
The terms of Mr. Blatt's IAC RSU award provide that the number of IAC RSUs to be earned and vested on each vesting date will be based on the Company's stock price performance over the vesting period. For details regarding this award, see the discussion under Compensation Discussion and Analysis under New Employment Arrangement for Mr. Blatt beginning on page 24.

(3)
Except in the case of IAC stock options granted to Mr. Blatt, these IAC stock options vested/vest in equal installments on February 16, 2011, 2012, 2013 and 2014, subject to continued employment. The IAC stock options granted to Mr. Blatt vest as follows: 50% on December 1, 2012, 25% on December 1, 2013 and 25% on December 1, 2014, subject to continued employment.

(4)
Except in the case of IAC stock options granted to Mr. Blatt, the exercise price for these IAC stock options is equal to the market value of IAC common stock on the grant date. The IAC stock options granted to Mr. Blatt have an exercise price greater than the market value of IAC common stock on the grant date.

(5)
In the case of IAC RSUs, the amount represents the grant date fair value of IAC RSUs subject to performance-based conditions related to the Company's stock price that were granted to Mr. Blatt on December 22, 2010, based on a probability weighted outcome analysis as of the grant date. In the case of IAC stock options, amounts represent the grant date fair value of IAC stock options using the Black-Scholes option pricing model. See footnotes 1 and 3 to the Summary Compensation Table.

Outstanding Equity Awards at 2010 Fiscal Year-End

        The table below provides information regarding IAC equity awards held by our named executives on December 31, 2010. The market value of all IAC RSU awards is based on the closing price of IAC common stock on December 31, 2010 ($28.70).

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#)(1)	Number of securities underlying unexercised options (#)(1)		Option exercise price ($)(1)	Option expiration date(1)	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(2)
	(Exercisable)	(Unexercisable)
Barry Diller	1,199,909	—		$31.06	6/7/15	—	—
	699,946	—		$41.81	6/7/15	—	—
Gregory R. Blatt(3)	67,058	67,057	(4)	$20.08	4/9/18	—	—
	67,058	67,057	(4)	$22.70	4/9/18	—	—
	67,058	67,057	(4)	$25.31	4/9/18	—	—
	67,058	67,057	(5)	$16.28	12/17/18	—	—
	—	750,000	(6)	$32.00	12/22/20
	—	—		—	—	221,167	$6,347,493
Victor A. Kaufman	95,485	95,487	(4)	$20.08	4/9/18	—	—
	95,485	95,487	(4)	$22.70	4/9/18	—	—
	95,485	95,486	(4)	$25.31	4/9/18	—	—
	250,000	250,000	(5)	$16.28	12/17/18	—	—
	—	350,000	(7)	$21.60	2/16/20	—	—
	—	—		—	—	13,820	$396,634
Thomas J. McInerney	5,842	—		$9.98	2/21/11	—	—
	7,011	—		$15.03	5/15/11	—	—
	21,001	—		$23.10	12/16/11	—	—
	14,023	—		$28.92	3/19/12	—	—
	95,485	95,487	(4)	$20.08	4/9/18	—	—
	95,485	95,487	(4)	$22.70	4/9/18	—	—
	95,485	95,486	(4)	$25.31	4/9/18	—	—
	250,000	250,000	(5)	$16.28	12/17/18	—	—
	—	350,000	(7)	$21.60	2/16/20	—	—
	—	—		—	—	100,285	$2,878,180
Gregg Winiarski	22,916	22,917	(4)	$20.05	1/31/18	—	—
	37,500	37,500	(5)	$16.28	12/17/18	—	—
	12,500	37,500	(8)	$16.19	4/20/19	—	—
	—	100,000	(7)	$21.60	2/16/20	—	—
	—	—		—	—	16,838	$483,251

(1)
In connection with the August 2008 Spin-Offs, all IAC stock options (vested and unvested) granted prior to 2008 were split into options to purchase shares of common stock of each of the post-transaction companies. In connection with the spin-off of the Company's travel related businesses in August 2005 (the "Expedia Spin-Off"), each then vested IAC stock option was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia, Inc. ("Expedia") common stock. In both cases, appropriate adjustments were made to the exercise prices and number of options to maintain pre- and post-transaction values and adjusted IAC, HSNi, Interval, Live Nation, Tree.com and Expedia options otherwise have the same terms and conditions, including exercise periods, as the corresponding IAC stock options outstanding immediately prior to the relevant transaction.

  For Messrs. Diller, Kaufman and McInerney, any value realized upon the exercise of HSNi, Interval, Live Nation and Tree.com stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of the Company. Accordingly, information regarding HSNi, Interval, Live Nation and Tree.com stock options held by these named executives on December 31, 2010 appears in the following table and information regarding any exercises of HSNi, Interval, Live Nation and Tree.com stock options by these named executives is reportable in the 2010 Option Exercises and Stock Vested table. Messrs. Blatt and Winiarski did not hold any HSNi, Interval, Live Nation or Tree.com stock options during 2010.
  For Messrs. Kaufman and McInerney, any value realized upon the exercise of Expedia stock options is also treated for tax purposes as compensation payable to them in their respective capacities as executive officers of the Company. Accordingly, information regarding Expedia stock options held by these named executives on December 31, 2010 appears in the following table and information regarding any exercises of Expedia stock options by these named executives is reportable in the 2010 Option Exercises and Stock Vested table. Messrs. Blatt and Winiarski did not hold any Expedia options during 2010.
  In the case of Expedia stock options held by Mr. Diller, any value realized upon the exercise of these stock options is not treated for tax purposes as compensation payable to him in his capacity as Chairman and Senior Executive of the Company given his role as Chairman and Senior Executive of Expedia. Accordingly, no information regarding Expedia stock options held by Mr. Diller appears in the following table and information regarding exercises of Expedia stock options by Mr. Diller is not reportable in the Company's proxy statement.
  All of the HSNi, Interval, Live Nation, Tree.com and Expedia options held by Messrs. Diller, Kaufman and McInerney were fully vested and exercisable on December 31, 2010.

Name	Option Expiration Date	Number of Options (#)	Option Exercise Price ($)
Barry Diller
HSNi	6/7/15	479,963	$25.50
	6/7/15	279,978	$34.32
Interval	6/7/15	479,963	$28.55
	6/7/15	279,978	$38.43
Live Nation	6/7/15	707,644	$29.68
	6/7/15	412,791	$39.95
Tree.com	6/7/15	79,986	$15.01
	6/7/15	46,658	$20.20
Victor A. Kaufman
Interval	4/25/2011	24,998	$20.10
	12/16/2011	54,003	$21.23
Live Nation	4/25/2011	36,856	$20.89
	12/16/2011	79,620	$22.07
Tree.com	4/25/2011	4,165	$10.57
	12/16/2011	8,999	$11.16

Name	Option Expiration Date	Number of Options (#)	Option Exercise Price ($)
Thomas J. McInerney
HSNi	3/19/2012	5,609	$23.74
Interval	5/15/2011	2,804	$13.82
	12/16/2011	8,400	$21.23
	3/19/2012	5,609	$26.58
Live Nation	5/15/2011	4,134	$14.37
	12/16/2011	12,384	$22.07
	3/19/2012	8,268	$27.63
Tree.com	2/21/2011	388	$4.82
	5/15/2011	467	$7.26
	12/16/2011	1,400	$11.16
	3/19/2012	933	$13.97
Expedia	12/16/2011	26,250	$21.19
	3/19/2012	17,531	$26.53
(2)
The table below provides the following information regarding IAC RSUs held by our named executives on December 31, 2010: (i) the grant date of each award; (ii) the number of IAC RSUs outstanding (on an aggregate and grant-by-grant basis); (iii) the market value of IAC RSUs outstanding as of December 31, 2010 (on an aggregate and grant-by-grant basis); (iv) the vesting schedule for each award and (v) the total number of IAC RSUs that vested/are scheduled to vest in each of the fiscal years ending December 31, 2011, 2012, 2013 and 2014.

	Number of Unvested IAC RSUs as of 12/31/10 (#)	Market Value of Unvested IAC RSUs as of 12/31/10 ($)
			Vesting Schedule (#)
Name and Grant Date			2011	2012	2013	2014
Barry Diller	—	—	—	—	—	—
Gregory R. Blatt
2/6/06(a)	16,470	$472,689	16,470	—	—	—
2/6/06(a)	65,877	$1,890,670	65,877	—	—	—
4/9/08(b)	13,820	$396,634	6,910	6,910	—	—
12/22/10(c)	125,000	$3,587,500	—	62,500	31,250	31,250

Total	221,167	$6,347,493	89,257	69,410	31,250	31,250

Victor A. Kaufman
4/9/08(b)	13,820	$396,634	6,910	6,910	—	—

Thomas J. McInerney
2/6/06(a)	20,588	$590,876	20,588	—	—	—
2/6/06(a)	65,877	$1,890,670	65,877	—	—	—
4/9/08(b)	13,820	$396,634	6,910	6,910	—	—

Total(d)	100,285	$2,878,180	93,375	6,910	—	—

Gregg Winiarski
2/6/06(a)	1,649	$47,326	1,649	—	—	—
2/16/07(e)	1,439	$41,299	719	720	—	—
1/31/08(f)	13,750	$394,625	13,750	—	—	—

Total	16,838	$483,251	16,118	720	—	—

      (a)
      These IAC RSUs vested on February 6, 2011.

      (b)
      These IAC RSUs vested/vest on January 31, 2011 and 2012, subject to continued employment.

      (c)
      The number of IAC RSUs in the table above represents the threshold number of IAC RSUs that could vest pursuant to the terms of the award (50%, 25% and 25% of such threshold number on December 1, 2012, December 1, 2013 and December 1, 2014, respectively). The terms of this award provide that the actual number of IAC RSUs to be earned and vested on each vesting date will be based on the Company's stock price performance over the vesting period. For actual vesting and other details regarding this award, see the discussion under Compensation Discussion and Analysis under New Employment Arrangement for Mr. Blatt beginning on page 24.

      (d)
      Excludes 1,168 IAC restricted stock purchase rights held by Mr. McInerney on December 31, 2010, which had a market value of approximately $33,498 on such date and which are exercisable by Mr. McInerney during the period from January 1, 2012 through March 19, 2012, or if earlier, upon a termination of employment or change in control of IAC. As of December 31, 2010, Mr. McInerney also held 467 HSNi and Interval restricted stock purchase rights, 688 Live Nation restricted stock purchase rights, 77 Tree.com restricted stock purchase rights and 2,337 Expedia restricted stock purchase rights, all of which are exercisable by McInerney in the same manner as his IAC restricted stock purchase rights and which had a market value of approximately $14,304, $7,528, $7,843, $727 and $58,612, respectively, on such date.

      (e)
      These IAC RSUs vested/vest on February 16, 2011 and 2012, subject to continued employment.

      (f)
      These IAC RSUs vested on January 31, 2011.
(3)
Excludes Match Options held by Mr. Blatt on December 31, 2010. See the discussion under Compensation Discussion and Analysis under New Employment Arrangement for Mr. Blatt beginning on page 24.

(4)
These IAC stock options vested/vest in equal installments on January 31, 2011 and 2012, subject to continued employment.

(5)
These IAC stock options vest in equal installments on December 17, 2011 and 2012, subject to continued employment.

(6)
These IAC stock options vest as follows: 50% on December 1, 2012, 25% on December 1, 2013 and 25% on December 1, 2014, subject to continued employment.

(7)
These IAC stock options vested/vest in equal installments on February 16, 2011, 2012, 2013 and 2014, subject to continued employment.

(8)
These IAC stock options vested/vest in equal installments on February 19, 2011, 2012 and 2013, subject to continued employment.

2010 Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by our named executives upon the vesting of IAC RSU awards and the exercise of stock options in 2010 and the related value realized, excluding the effect of any applicable taxes.

Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)(2)
Barry Diller	—	—	—	—
Gregory R. Blatt	—	—	47,340	$1,003,523
Victor A. Kaufman	291,246	$1,885,654	30,871	$654,874
Thomas J. McInerney	3,749	$3,809	51,457	$1,090,680
Gregg Winiarski	—	—	6,919	$148,426

(1)
Represents the difference between the exercise price of the IAC stock options and the sale price per share of IAC common stock at the time of exercise by way of a cashless exercise.

(2)
Represents the closing price of IAC common stock on the vesting date multiplied by the number of RSUs so vesting.

        Mr. Kaufman exercised HSNi and Expedia stock options in 2010, in connection with which he received gross proceeds of $961,252 and $1,754,864, respectively. Mr. McInerney exercised HSNi, Interval, Live Nation and Expedia stock options in 2010, in connection with which he received gross proceeds of $209,830, $11,543, $22,867 and $366,990, respectively. In all cases, these amounts represent the difference between the exercise price of the applicable options and the sale price of the applicable common stock underlying such options at the time of exercise. No Tree.com stock options were exercised by any named executive in 2010.

Estimated Potential Payments Upon Termination or Change in Control of IAC

        Certain of our employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle our named executives to continued base salary payments, the acceleration of the vesting of IAC equity awards and/or extended post-termination exercise periods for IAC stock options upon certain terminations of the named executive's employment or in the event of a change in control of IAC, among other events. These arrangements are described below as they apply to each named executive.

        Certain amounts that would become payable to our named executives upon the events described above (as and if applicable), assuming that the relevant event occurred on December 31, 2010, are described and quantified in the table below. These amounts, which exclude the effect of any applicable taxes, are based on the named executive's base salary, the number of IAC RSU awards and/or stock options outstanding and the closing price of IAC common stock ($28.70), in each case, on December 31, 2010. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued vacation time and outplacement services, will generally be payable to named executives.

  Mr. Diller

        Upon a termination without cause or due to death or disability or a resignation for good reason on December 31, 2010, in accordance with the agreement governing Mr. Diller's 2005 stock options, all of Mr. Diller's vested and outstanding IAC (1,899,855), HSNi (759,941), Interval (759,941), Live Nation (1,120,435) and Tree.com (126,644) stock options would have remained outstanding and exercisable through December 31, 2011. For Mr. Diller, "good reason" is defined as a reduction in base salary, a relocation outside of the metropolitan New York City area or a material and demonstrable adverse change in the nature and scope of his duties from those in effect on June 7, 2005, in each case, without his written consent.

  Mr. Blatt

        Upon a termination without cause or resignation for good reason on December 31, 2010, pursuant to the terms of his employment agreement, Mr. Blatt would have been entitled to:

  •
  receive base salary for the balance of the three-year term of his employment agreement (through December 1, 2013), subject to compliance with post-termination confidentiality, non-competition (12 months), non-solicitation of employees (18 months), non-solicitation of business partners (12 months) and assignment of certain employee developments covenants, and subject to offset for any amounts earned from other employment during the applicable severance period;

  •
  in the case of all IAC RSUs and IAC stock options outstanding on November 30, 2010:

  •
  the full vesting of all such IAC RSUs and IAC stock options that were outstanding and unvested as of the date of such termination of employment; and

  •
  continue to have the ability to exercise all IAC stock options that were vested and outstanding as of the date of such termination of employment (including any IAC stock options, the vesting of which was accelerated pursuant to the clause above) through June 30, 2012;

  •
  in the case of the 2010 IAC RSUs, the vesting of a number of RSUs equal to 62,500 times the Market Ratio;

  •
  in the case of the 2010 IAC Stock Options, the vesting of 25% (187,500) of such options;

  •
  in the case of the 2009 Match Options, the full vesting of all such options that were outstanding and unvested as of the date of such termination of employment; and

  •
  in the case of the 2010 Match Options, the vesting of one-third of such options.

        Upon a change in control of IAC on December 31, 2010, in accordance with our omnibus stock and annual incentive plans and his equity award agreements, the vesting of all then outstanding IAC RSU and stock option awards (other than the 2010 IAC RSUs and 2010 IAC Stock Options) held by Mr. Blatt would have been accelerated. In addition, pursuant to Mr. Blatt's employment agreement, upon a termination without cause or resignation for good reason during the two-year period following a change in control of IAC, Mr. Blatt is entitled to the vesting of a number of 2010 IAC RSUs equal to 250,000 times the Market Ratio and all unvested 2010 IAC stock options. In addition, the agreements governing the Match Options provide for the acceleration of the vesting of all such options upon the earlier of a change in control of Match or a change in control of IAC at a time during which Match is a controlled subsidiary of IAC.

        For Mr. Blatt, "good reason" means actions taken by the Company resulting in a material negative change in the employment relationship, which include: (i) requiring Mr. Blatt to report to any person other than IAC's Chairman and Senior Executive or its Board of Directors; (ii) a material reduction in title or the assignment of duties and responsibilities to, or limitation on duties of, Mr. Blatt inconsistent with his position as Chief Executive Officer; (iii) Mr. Blatt ceasing to be the Chief Executive Officer of the ultimate parent entity in IAC's affiliated group of companies (other than pursuant to a termination of his employment due to death, disability or cause or a resignation for good reason); (iv) any material reduction in base salary; (v) the relocation of Mr. Blatt's principal place of employment outside of Dallas, Texas or New York, NY; (vi) the failure of IAC to nominate Mr. Blatt to stand for election to the Company's Board of Directors or his removal from the Company's Board of Directors (other than pursuant to a termination of his employment due to death, disability or cause or a resignation for good reason); or (iv) any other action or inaction that constitutes a material breach by IAC of the employment agreement or any of the agreements relating to Mr. Blatt's 2010 IAC RSUs, 2010 IAC Stock Options or the Match Options.

  Mr. Kaufman

        Upon a termination without cause or resignation for good reason on December 31, 2010, pursuant to the terms of his amended employment agreement, Mr. Kaufman would have been entitled to:

  •
  the partial vesting of IAC RSU and IAC stock option awards in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve-month period following such termination of employment; and

  •
  continue to have the ability to exercise his vested IAC stock options through June 30, 2012 or, if earlier, the scheduled expiration date of such IAC stock options.

        Upon a change in control of IAC on December 31, 2010, in accordance with our omnibus stock and annual incentive plans and his equity award agreements, the vesting of all then outstanding IAC RSUs and IAC stock options held by Mr. Kaufman would have been accelerated. For Mr. Kaufman, "good reason" means a material breach of his employment agreement by the Company that it fails to remedy.

  Messrs. McInerney and Winiarski

        Upon a termination without cause or resignation for good reason on December 31, 2010, pursuant to the terms of their respective employment agreements, Messrs. McInerney and Winiarski would have been entitled to:

  •
  receive twelve months of their respective base salaries, subject to the execution and non-revocation of a release and compliance with post-termination confidentiality, non-solicitation of employees (18 months), non-solicitation of business partners (12 months) and assignment of certain employee developments covenants, and subject to offset for any amounts earned from other employment during the applicable period;

  •
  the partial vesting of IAC RSUs and IAC stock options in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve-month period following such termination of employment; and

  •
  continue to have the ability to exercise their vested IAC stock options through June 30, 2012 or, if earlier, the scheduled expiration date of such IAC stock options.

        Upon a change in control of IAC on December 31, 2010, in accordance with our omnibus stock and annual incentive plans and their equity award agreements, the vesting of all then unvested and outstanding IAC RSU and IAC stock option awards held by Mr. McInerney and Mr. Winiarski would have been accelerated.

        For Messrs. McInerney and Winiarski, in all cases, "good reason" includes: (i) a material reduction (or in the case of Mr. Winiarski, a material adverse change) in title, duties or level of responsibilities; (ii) a material reduction in base salary; (iii) a material relocation of the principal place of employment outside of the New York City metropolitan area; and (iv) the failure to report to the Company's Chief Executive Officer (or any successor to such person) and/or the Vice Chairman of the Company (or, in the case of Mr. Winiarski, a material adverse change in reporting structure such that he is no longer reporting to a Company officer with a title of Executive Vice President or above that reports to the

Company's Chairman or Vice Chairman), in each case, without the written consent of the named executive or that is not cured promptly after notice.

Name and Benefit	Termination of Employment Without Cause or Resignation for Good Reason		Change in Control of IAC		Termination of Employment Without Cause or Resignation for Good Reason During the Two Year Period Following a Change in Control of IAC
Gregory R. Blatt(1)
Continued Salary	$2,916,667		—		$2,916,667
Market Value of IAC RSUs that would vest	$4,548,420	(2)	$2,759,993	(3)	$9,914,042	(4)
Market Value of IAC stock options that would vest(5)	$2,040,544	(2)	$2,040,544	(3)	$2,040,544	(4)

Total Estimated Incremental Value	$9,505,731		$4,800,537		$14,871,253

Victor A. Kaufman	—		—		—
Market Value of IAC RSUs that would vest	$198,317	(6)	$396,634	(7)	$396,634	(7)
Market Value of IAC stock options that would vest(5)	$3,033,598	(6)	$7,309,696	(7)	$7,309,696	(7)

Total Estimated Incremental Value	$3,231,915		$7,706,330		$7,706,330

Thomas J. McInerney					—
Continued Salary	$650,000		—		$650,000
Market Value of IAC RSUs that would vest	$2,679,863	(6)	$2,878,180	(7)	$2,878,180	(7)
Market Value of IAC stock options that would vest(5)	$3,033,598	(6)	$7,309,696	(7)	$7,309,696	(7)

Total Estimated Incremental Value	$6,363,461		$10,187,876		$10,837,876

Gregg Winiarski					—
Continued Salary	$375,000		—		$375,000
Market Value of IAC RSUs that would vest	$462,587	(6)	$483,251	(7)	$483,251	(7)
Market Value of IAC stock options that would vest(5)	$665,862	(6)	$1,843,099	(7)	$1,843,099	(7)

Total Estimated Incremental Value	$1,503,449		$2,326,350		$2,701,350

(1)
No estimated value for the Match Options that would be accelerated upon a termination of employment or a change in control is presented in the table above, as the value would be determined through a valuation process pursuant to the terms of the awards which did not occur. However, in connection with Mr. Blatt assuming his new role, the Compensation and Human Resources Committee determined in December 2010 that the aggregate fair market value of 50% of Mr. Blatt's 2009 Match Options was approximately $15.5 million (see the discussion under Compensation Discussion and Analysis under New Employment Arrangement for Mr. Blatt beginning on page 25). Based on this value, the estimated value that Mr. Blatt would have received upon the acceleration of the Match Options assuming a termination of employment or change in control of IAC on December 31, 2010 (in each case, inclusive of the approximately $15.5 million he received on February 23, 2011 upon the settlement of 50% of his 2009 Match Options) is approximately $31.8 million and $33.2 million, respectively.

(2)
Represents the accelerated vesting, as of December 31, 2010, of: (i) all IAC RSUs and IAC stock options granted to Mr. Blatt prior to December 1, 2010, (ii) 62,318 of the 2010 IAC RSUs and (iii) 187,500 of the 2010 IAC Options (none of which would have been in-the-money), as applicable, in each case, that were unvested and outstanding on December 31, 2010.

(3)
Represents the accelerated vesting, as of December 31, 2010, of all IAC RSUs and IAC stock options granted to Mr. Blatt prior to December 1, 2010 that were unvested and outstanding on December 31, 2010.

(4)
Represents the accelerated vesting, as of December 31, 2010, of: (i) all IAC RSUs and IAC stock options granted to Mr. Blatt prior to December 1, 2010, (ii) 249,270 of the 2010 IAC RSUs and (iii) all (750,000) of the 2010 IAC Options (none of which would have been in-the-money), as applicable, in each case, that were unvested and outstanding on December 31, 2010.

(5)
Represents the difference between the closing price of IAC common stock ($28.70) on December 31, 2010 and the exercise prices of all in-the-money IAC stock options accelerated upon the occurrence of the relevant event specified above, multiplied by the number of stock options so accelerated.

(6)
Represents the value of IAC RSUs and IAC stock options that would have otherwise vested upon a termination of employment or resignation for good reason in accordance with the terms of these awards during the twelve-month period following the relevant event pursuant to the relevant employment agreement.

(7)
Represents the accelerated vesting, as of December 31, 2010, of all IAC RSUs and IAC stock options, as applicable, that were unvested and outstanding on December 31, 2010.

Equity Compensation Plan Information

        Securities Authorized for Issuance Under Equity Compensation Plans.    The following table summarizes information, as of December 31, 2010, regarding IAC equity compensation plans pursuant to which grants of IAC stock options, IAC RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(2)	18,201,973	(3)	$20.20	11,933,584
Equity compensation plans not approved by security holders	—		—	—
Total	18,201,973	(3)	$20.20	11,933,584

(1)
Information excludes 760,075 shares issuable upon the exercise of outstanding IAC stock options with a weighted-average exercise price of $21.52, which were granted pursuant to plans assumed by IAC in connection with acquisitions and under which no securities remain available for future issuance.

(2)
These plans primarily include the 2008, 2005 and 2000 Amended and Restated Stock and Annual Incentive Plans, as well as director deferred compensation plans and historical equity incentive plans under which no shares remain available for future issuance.

(3)
Includes an aggregate of: (i) up to 5,465,671 shares issuable upon the vesting of IAC RSUs (the majority of which are performance-based RSU awards and the total number of shares included above assumes the achievement of the maximum performance hurdles in the case of these awards); (ii) 78,018 shares underlying share units credited to accounts as of December 31, 2010 under IAC's Deferred Compensation Plans for Non-Employee Directors and (iii) 12,658,284 shares issuable upon the exercise of outstanding IAC stock options.

DIRECTOR COMPENSATION

        Non-Employee Director Compensation Arrangements.    Arrangements in effect during 2010 provide that: (i) each member of the Board receive an annual retainer in the amount of $50,000, (ii) each member of the Audit and Compensation and Human Resources Committees (including their respective Chairpersons) receive an additional annual retainer in the amount of $10,000 and $5,000, respectively, and (iii) the Chairpersons of each of the Audit and Compensation and Human Resources Committees receive an additional annual chairperson retainer in the amount of $20,000, with all amounts being paid quarterly, in arrears.

        In addition, these arrangements also provide that each non-employee director receive a grant of IAC RSUs with a dollar value of $250,000 upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders, the terms of which provide for: (i) vesting in three equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of Board service and (iii) full acceleration of vesting upon a change in control of IAC. The Company also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at IAC Board and Board Committee meetings.

        Prior to December 1, 2010, the Compensation and Human Resources Committee had primary responsibility for establishing non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors' interests with those of our stockholders. When considering non-employee director compensation arrangements, Company management provided the Compensation and Human Resources Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies. From and after December 1, 2010 (the date on which the Nominating Committee was established), the Nominating Committee has these responsibilities.

        Deferred Compensation Plan for Non-Employee Directors.    Under IAC's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the Board, he or she will receive (i) with respect to share units, such number of shares of IAC common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments are generally made in one lump sum installments.

        2010 Non-Employee Director Compensation.    The table below provides the amount of (i) fees earned by non-employee directors for services performed during 2010 and (ii) the grant date fair value of IAC RSU awards granted in 2010.

	Fees Earned
Name	Fees Paid in Cash ($)	Fees Deferred ($)(1)	Stock Awards($)(2)	Total($)(3)
Edgar Bronfman, Jr.(4)	—	$50,000	$249,981	$299,981
Donald R. Keough(4)	—	$55,000	$249,981	$304,981
Bryan Lourd(4)	—	$60,000	$249,981	$309,981
Arthur C. Martinez(4)	$75,000	—	$249,981	$324,981
David Rosenblatt(4)	—	$52,500	$249,981	$302,481
Alan G. Spoon(4)	—	$80,000	$249,981	$329,981
Alexander von Furstenberg(4)	$50,000	—	$249,981	$299,981
Richard F. Zannino(4)	$60,000	—	$249,981	$309,981
Michael P. Zeisser(5)	—	—	—	—

        Mr. Eisner did not earn any fees for Board service during 2010 since he joined the Board in March 2011.

(1)
Represents the dollar value of fees deferred in the form of share units by the relevant director under the Company's Deferred Compensation Plan for Non-Employee Directors.

(2)
Amounts presented represent the grant date fair value of the RSU award, which was calculated using the closing price of IAC common stock on the NASDAQ Stock Market on the grant date.

(3)
The differences in the amounts shown above among directors reflect Committee (if any) service, which varies among directors.

(4)
The following table provides the number of IAC RSUs and IAC stock options held by each current director and director nominee on December 31, 2010 (other than Mr. Zeisser, who had no such holdings):

Director	RSUs	Options
Edgar Bronfman, Jr.	23,738	2,499	(a)
Donald R. Keough	23,738	4,997	(b)
Bryan Lourd	23,738	—
Arthur C. Martinez	23,738	—
David Rosenblatt	23,374	—
Alan G. Spoon	23,738	7,011	(c)
Alexander von Furstenberg	23,734	—
Richard F. Zannino	21,085	—

(a)
Mr. Bronfman also held 999 HSNi and Interval options, 1,472 Live Nation options, 166 Tree.com options and 5,000 Expedia options on December 31, 2010.

(b)
Mr. Keough also held 1,997 HSNi and Interval options, 2,942 Live Nation options, 332 Tree.com options and 10,000 Expedia options on December 31, 2010.

(c)
Mr. Spoon also held 2,803 HSNi and Interval options, 4,132 Live Nation options, 466 Tree.com options and 14,025 Expedia options on December 31, 2010.
(5)
Mr. Zeisser agreed that he would not receive compensation for his Board service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents, as of April 25, 2011, information relating to the beneficial ownership of IAC common stock and IAC Class B common stock by: (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of IAC common stock and Class B common stock, (2) each current director and director nominee, (3) each of the Chief Financial Officer and the Company's other named executives and (4) all named executives and directors of IAC as a group.

        Unless otherwise indicated, the beneficial owners listed below may be contacted at IAC's corporate headquarters located at 555 West 18th Street, New York, New York 10011. For each listed person, the number of shares of IAC common stock and percent of such class listed assumes the conversion or exercise of any IAC equity securities owned by such person that are or will become convertible or exercisable, and the vesting of any IAC RSUs and/or IAC stock options that will vest, within 60 days of April 25, 2011, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of IAC Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of IAC common stock. The percentage of votes for all classes of capital stock is based on one vote for each share of IAC common stock and ten votes for each share of IAC Class B common stock.

	IAC Common Stock			IAC Class B Common Stock		Percent of Votes
Name and Address of Beneficial Owner	Number of Shares Owned		% of Class Owned	Number of Shares Owned	% of Class Owned	(All Classes) %
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,864,245	(1)	6.9%	—	—	4.5%
Capital Ventures International One Capital Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies	5,214,613	(1)	6.1%	—	—	4.0%
Jennison Associates LLC 466 Lexington Avenue New York, NY 10017	6,601,991	(1)	7.7%	—	—	5.0%
Barry Diller	6,496,944	(2)	7.6%	4,595,378	100%	36.4%
Gregory R. Blatt	547,342	(3)	*	—	—	*
Edgar Bronfman, Jr.	50,478	(4)	*	—	—	*
Michael D. Eisner.	—		—	—	—	—
Victor A. Kaufman	843,041	(5)	1.0%	—	—	*
Donald R. Keough	97,893	(6)	*	—	—	*
Bryan Lourd	48,083	(7)	*	—	—	*
Arthur C. Martinez	37,216	(8)	*	—	—	*
Thomas J. McInerney	1,051,228	(9)	1.2%	—	—	*
David Rosenblatt	18,777	(10)	*	—	—	*
Alan G. Spoon	56,083	(11)	*	—	—	*
Alexander von Furstenberg	18,777	(12)	*	—	—	*
Gregg Winiarski	142,816	(13)	*	—	—	*
Richard F. Zannino	13,989	(14)	*	—	—	*
Michael P. Zeisser	—		—	—	—	—
All executive officers and directors as a group (15 persons)	9,422,667		11.0%	4,595,378	100%	38.6%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information regarding IAC holdings reported on a Schedule 13G filed with the SEC on February 4, 2011 in the case of BlackRock, Inc., on an Amendment No. 1 to Schedule 13G filed with the SEC on February 11, 2011 in the case of Capital Ventures International and on an Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2011 in the case of Jennison Associates LLC.

(2)
Consists of (i) 4,595,378 shares of IAC Class B common stock (which are convertible on a one-for-one basis into shares of IAC common stock) owned by Mr. Diller, (ii) 1,711 shares of IAC common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership and (iii) options to purchase 1,899,855 shares of IAC common stock.

(3)
Consists of (i) 178,523 shares of IAC common stock held directly by Mr. Blatt and (ii) options to purchase 368,819 shares of IAC common stock.

(4)
Consists of (i) 31,817 shares held directly by Mr. Bronfman, (ii) 5,375 shares of IAC common stock held for the benefit of Mr. Bronfman in an individual retirement account, (iii) 2,125 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children, (iv) options to purchase 2,499 shares of IAC common stock and (v) 8,662 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days. Mr. Bronfman disclaims beneficial ownership of the shares of IAC common stock described in (iii) above.

(5)
Consists of (i) 75,858 shares of IAC common stock held directly by Mr. Kaufman and (ii) options to purchase 767,183 shares of IAC common stock.

(6)
Consists of (i) 86,232 shares of IAC common stock held directly by Mr. Keough, (ii) 500 shares of IAC common stock held by Mr. Keough's spouse, (iii) options to purchase 2,499 shares of IAC common stock and (iv) 8,662 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days. Excludes shares of IAC common stock beneficially owned by Allen & Company LLC and/or its affiliates. Mr. Keough disclaims beneficial ownership of the shares of IAC common stock described in (ii) above and all shares of IAC common stock beneficially owned by Allen & Company LLC and/or its affiliates.

(7)
Consists of (i) 39,421 shares of IAC common stock held directly by Mr. Lourd and (ii) 8,662 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(8)
Consists of (i) 28,554 shares of IAC common stock held directly by Mr. Martinez and (ii) 8,662 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(9)
Consists of (i) 240,842 shares of IAC common stock held directly by Mr. McInerney, (ii) options to purchase 809,218 shares of IAC common stock and (iii) 1,168 restricted stock purchase rights.

(10)
Consists of (i) 10,115 shares of IAC common stock held directly by Mr. Rosenblatt and (ii) 8,662 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(11)
Consists of (i) 40,410 shares of IAC common stock held directly by Mr. Spoon, (ii) options to purchase 7,011 shares of IAC common stock and (iii) 8,662 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(12)
Consists of (i) 10,115 shares of IAC common stock held directly by Mr. von Furstenberg and (ii) 8,662 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

(13)
Consists of (i) 20,942 shares of IAC common stock held directly by Mr. Winiarski and (ii) options to purchase 121,874 shares of IAC common stock.

(14)
Consists of (i) 5,221 shares of IAC common stock held directly by Mr. Zannino and (ii) 8,768 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2010.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

        The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, as amended, consistent with the Marketplace Rules, the terms "related person" and "transaction" are determined by reference to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Item 404"). During 2010, in accordance with this policy, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of "transaction" set forth in Item 404, and if so, review such transaction with the Audit Committee. In connection with such determinations, Company management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with IAC and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms' length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to IAC and/or the related person and (v) any other facts and circumstances that management or the Audit Committee deems appropriate.

Relationships Involving Significant Stockholders, Named Executive Officers and Directors

        Liberty Transaction.    On December 1, 2010, Mr. Diller acquired 4,289,499 shares of IAC Class B common stock from the Liberty Parties (as defined below) pursuant to a letter agreement among Mr. Diller, IAC, Liberty Media Corporation and Liberty USA Holdings, LLC (the "Liberty Parties"). Pursuant to this letter agreement, the Liberty Parties exchanged with Mr. Diller an aggregate of 4,289,499 shares of IAC Class B common stock then held by them for the same number of shares of IAC common stock held by Mr. Diller (the "Diller-Liberty Exchange"). Immediately following the Diller-Liberty Exchange, the Liberty Parties exchanged with IAC their remaining shares of IAC Class B common stock and 4,169,499 shares of IAC common stock for the stock of a wholly-owned subsidiary of IAC that held IAC's Evite, Gifts.com and IAC Advertising Solutions businesses and approximately $218 million in cash (the "IAC-Liberty Exchange," and together with the Diller-Liberty Exchange, the "Transactions").

        Relationships Involving Mr. Diller.    As part of the Transactions, in consideration of Mr. Diller waiving certain pre-existing rights under a stockholders agreement with respect to Liberty's transfer to IAC of shares of IAC common stock and Class B common stock, IAC agreed that from time to time until September 1, 2011, Mr. Diller may acquire up to an additional 1.5 million shares of IAC Class B common stock from IAC by exchanging with IAC, on a one-for-one basis, shares of IAC common stock he acquires in the open market or otherwise for shares of IAC Class B common stock held in treasury by IAC. Mr. Diller exercised this exchange right in respect of 305,879 shares of IAC common stock on March 31, 2011. Pursuant to the related agreement between Mr. Diller and IAC, certain transfer restrictions will apply to any shares of IAC Class B common stock received by Mr. Diller pursuant to this exchange right, including a requirement that, until the fifth year anniversary of the Transactions and except for transfers to certain permitted transferees, any shares of IAC Class B common stock acquired pursuant to the exchange right must first be converted into IAC common stock in order to be transferred.

        In addition, pursuant to an amended and restated governance agreement between IAC and Mr. Diller, for so long as Mr. Diller serves as IAC's Chairman and Senior Executive, he generally has the right to consent to limited matters in the event that IAC's ratio of total debt to EBITDA (as defined in the governance agreement) equals or exceeds four to one over a continuous twelve-month period.

        In 2001, IAC and Mr. Diller entered into an agreement with respect to the construction of a screening room on Mr. Diller's property to assist Mr. Diller in connection with Company-related activities. Construction costs of approximately $1.8 million were paid by the Company and the agreement provides that under certain circumstances, including upon Mr. Diller's termination of employment by IAC or its affiliates, Mr. Diller shall have the option to pay to IAC an amount equal to the depreciated book value of the construction costs to acquire the facilities.

        As discussed in the Compensation Discussion and Analysis on page 26, pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal use. In late 2010, Mr. Diller reimbursed IAC approximately $460,000 for personal use of Company-chartered aircraft in late 2010.

        Relationships Involving Directors.    During 2010, one of IAC's businesses made payments to Hanley Wood in the aggregate amount of approximately $205,000 for marketing services. Hanley Wood is a portfolio company of J.P. Morgan Partners, LLC. CCMP Capital Advisors, LLC, of which Mr. Zannino is a Managing Director and member of the firm's Investment Committee, manages the investment in Hanley Wood for J.P. Morgan Partners.

Relationships Involving IAC and Expedia

        Overview.    Since the completion of the Expedia Spin-Off, IAC and Expedia have been related parties since they are under common control. In connection with and following the Expedia Spin-Off, IAC and Expedia entered into certain arrangements, including arrangements regarding the sharing of certain costs, the use and ownership of certain aircraft and various commercial agreements, certain of which are generally described below.

        Cost Sharing Arrangements.    Mr. Diller currently serves as Chairman and Senior Executive of both IAC and Expedia. In connection with the Expedia Spin-Off, IAC and Expedia had agreed, in light of Mr. Diller's senior role at both companies and his anticipated use of certain resources to the benefit of both companies, to share certain expenses associated with such usage, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller. These cost sharing arrangements currently provide that IAC and Expedia cover 65% and 35% of these costs, respectively, which both companies agree best reflects the allocation of actual time spent by Mr. Diller among the two companies. Expenses include costs for personal use of cars and equipment dedicated to Mr. Diller's use and expenses relating to Mr. Diller's support staff. During 2010, total payments in the amount of approximately $290,000 were received from Expedia pursuant to these arrangements.

        Aircraft Arrangements.    Each of IAC and Expedia has a 50% ownership interest in an aircraft that may be used by both companies. IAC and Expedia entered into an operating agreement that allocates the costs of operating and maintaining the aircraft between the parties based on the actual usage by each company, which costs are generally paid by each company to third parties in accordance with the terms of the operating agreement. On the fifth anniversary of the Expedia Spin-Off (August 9, 2010) and annually thereafter, or at any time when Mr. Diller ceases to serve as Chairman of either IAC or Expedia, IAC will have a call right and Expedia will have a put right with respect to Expedia's interest in the aircraft, in each case, at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

        Members of this aircraft's flight crew are employed by an entity in which each of IAC and Expedia has a 50% ownership interest. IAC and Expedia have agreed to share costs relating to flight crew compensation and benefits pro rata according to each company's respective usage of the aircraft, for which they are separately billed by the entity described above. During 2010, total payments in the amount of approximately $570,000 were made to this entity by IAC.

        Commercial Agreements.    In connection with and following the Expedia Spin-Off, certain IAC subsidiaries entered into commercial agreements with certain Expedia subsidiaries. IAC believes that these arrangements are ordinary course and have been negotiated on an arm's length basis. In addition, IAC believes that these arrangements, whether taken individually or in the aggregate, do not constitute a material contract to IAC. Those agreements that, individually or together with similar agreements, involved revenues to (or payments from) IAC and its businesses in excess of $120,000 in 2010 are discussed below.

        During 2010, certain IAC businesses provided advertising services to certain Expedia businesses, primarily in the form of traffic building initiatives pursuant to affiliate marketing agreements and display advertising pursuant to services agreements. Affiliate marketing agreements generally provide for the payment of fees on a fixed, per transaction or revenue share basis from the party seeking to drive traffic to its website to the party that is directing traffic to such website. Services agreements generally provide for the payment of fees on a fixed or commission basis to the advertiser. Aggregate revenues received by IAC businesses from Expedia businesses for these services in 2010 were approximately $700,000. During 2010, certain Expedia businesses provided advertising services in the form of traffic building initiatives to an IAC business. Aggregate payments made by the IAC business to Expedia businesses for these services in 2010 were approximately $190,000.

ANNUAL REPORTS

        Upon written request to the Corporate Secretary, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, IAC will provide without charge to each person solicited a printed copy of IAC's 2010 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iac.com. IAC will furnish requesting stockholders with any exhibit to its 2010 Annual Report on Form 10-K upon payment of a reasonable fee.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE 2012 ANNUAL MEETING

        Stockholders who intend to have a proposal considered for inclusion in IAC's proxy materials for presentation at the 2012 Annual Meeting of Stockholders must submit the proposal to IAC at its corporate headquarters no later than January 5, 2012, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2012 Annual Meeting of Stockholders without inclusion of the proposal in IAC's proxy materials are required to provide notice of such proposal to IAC no later than March 20, 2012. IAC reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 16, 2011.

        The Proxy Statement and 2010 Annual Report on Form 10-K are available at http://www.proxyvote.com beginning on May 4, 2011.

New York, New York
May 4, 2011

Appendix A

AUDIT COMMITTEE CHARTER
IAC/INTERACTIVECORP
(February 2011)

PURPOSE

        The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company's financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the effectiveness of the Company's internal control over financial reporting, (3) the qualifications and independence of the independent registered public accounting firm (the "independent accounting firm"), (4) the performance of the Company's internal audit function and independent accounting firm, (5) the Company's risk assessment and risk management policies as they relate to financial and other risk exposures, and (6) the compliance by the Company with legal and regulatory requirements.

        In fulfilling its purpose, the Audit Committee shall maintain free and open communication between the Committee, the independent accounting firm, the internal auditors and management of the Company.

COMMITTEE MEMBERSHIP

        The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of NASDAQ and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"). All members of the Audit Committee shall be able to read and understand fundamental financial statements. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company in the past three years. These membership requirements shall be subject to exemptions and cure periods permitted by the rules of NASDAQ and the Securities and Exchange Commission (the "SEC"), as in effect from time to time.

        At least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the SEC. The members of the Audit Committee shall be appointed and may be replaced by the Board.

MEETINGS

        The Audit Committee shall meet as often as it determines necessary but not less frequently than quarterly. The Audit Committee shall have the authority to meet periodically with management, the internal auditors and the independent accounting firm in separate executive sessions, and to have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem necessary or appropriate. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes of Committee meetings shall be maintained.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

        The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the independent accounting firm (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent accounting firm (including resolution of disagreements between management and the independent accounting firm regarding financial reporting and/or internal control related matters) for the purpose of preparing or issuing an audit report or related work. The independent accounting firm shall report directly to the Audit Committee.

        The Audit Committee shall pre-approve all auditing services, audit-related services, including internal control-related services, and permitted non-audit services to be performed for the Company by its independent accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit, audit-related and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to conduct investigations into any matters within its scope of responsibility, to obtain advice and assistance from outside legal, accounting, or other advisors, as necessary, to perform its duties and responsibilities, and to otherwise engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accounting firm for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

        The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

        In fulfilling its purpose and carrying out its responsibilities, the Audit Committee shall maintain flexibility in its policies and procedures in order to best address changing conditions and a variety of circumstances. Accordingly, the Audit Committee's activities shall not be limited by this Charter. Subject to the foregoing, the Audit Committee shall, to the extent it deems necessary or appropriate:

1.
Review and discuss with management and the independent accounting firm the annual audited financial statements, as well as disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

2.
Review and discuss with management and the independent accounting firm the Company's earnings press releases and the results of the independent accounting firm's review of the quarterly financial statements.

3.
Discuss with management and the independent accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles.

4.
Review and discuss with management and the independent accounting firm any major issues as to the adequacy of the Company's internal controls, including any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls, any special steps adopted in light of these issues and the adequacy of disclosures about changes in internal control over financial reporting.

5.
Review and discuss any material issues raised by or reports from the independent accounting firm, including those relating to:

(a)
Critical accounting policies and practices to be used in preparing the Company's financial statements.

  (b)
  Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accounting firm.

  (c)
  Unadjusted differences and management letters.

6.
Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

7.
Discuss with the independent accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.
Periodically evaluate the qualifications and performance of the independent accounting firm and the senior members of the audit team, including a review of reports provided by the independent accounting firm relating to its internal quality-control procedures.

9.
Obtain from the independent accounting firm a formal written statement delineating all relationships between the independent accounting firm and the Company. It is the responsibility of the Audit Committee to actively engage in a dialogue with the independent accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the accounting firm and for purposes of taking, or recommending that the full Board take, appropriate actions to oversee the independence of the outside accounting firm.

10.
Meet with the independent accounting firm prior to the audit to discuss the scope, planning and staffing of the audit.

11.
Review the proposed internal audit annual audit plan and any significant changes to such plan with management; review and discuss the progress and any significant results of executing such plan; and receive reports on the status of significant findings, recommendations and responses.

12.
Obtain from the independent accounting firm assurance that Section 10A(b) of the Exchange Act has not been implicated.

13.
Discuss with management, the Company's senior internal auditing executive and the independent accounting firm the Company's and its subsidiaries' compliance with applicable legal requirements and codes of conduct.

14.
Review all related party transactions in accordance with the Audit Committee's formal, written policy.

15.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.
Discuss with management and the independent accounting firm any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

17.
Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

18.
Furnish the Audit Committee report required by the rules of the SEC to be included in the Company's annual proxy statement.

LIMITATION OF AUDIT COMMITTEE'S ROLE

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations or to determine that the Company's internal controls over financial reporting are effective. These are the responsibilities of management and the independent accounting firm. Additionally, the Audit Committee as well as the Board recognizes that members of the Company's management who are responsible for financial management, as well as the independent accounting firm, have more time, knowledge, and detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurances with respect to the Company's financial statements or any professional certifications as to the independent accounting firm's work.

Appendix B

NOMINATING COMMITTEE CHARTER
IAC/INTERACTIVECORP

PURPOSE

        The Nominating Committee (the "Committee") of IAC/InterActiveCorp (the "Company") is appointed by the Company's Board of Directors (the "Board") to assist the Board by identifying, reviewing and evaluating individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board the director nominees for the next annual meeting of shareholders and nominees to fill vacancies on the Board as necessary.

COMMITTEE MEMBERSHIP

        The Committee shall consist of no fewer than two members, as determined from time to time by resolution of the Board. By no later than March 1, 2011, all members of the Committee shall meet the independence requirements of the Marketplace Rules of NASDAQ Stock Market, Inc., and prior to such date, at least one member of the Committee shall meet such requirements. These membership requirements shall be subject to exemptions and cure periods permitted by the rules of NASDAQ and the U.S. Securities and Exchange Commission (the "SEC"), as in effect from time to time.

        The members of the Committee shall be appointed by the Board, and vacancies filled or members removed by the Board. At the discretion of the Board, one member of the Committee shall be appointed as its Chairman or Chairwoman (the "Chairperson") by the Board. A Committee member may resign by giving written notice to the Board and may resign Committee membership without resigning from the Board.

MEETINGS

        The Committee shall meet as often as it determines necessary to carry out its responsibilities. The Chairperson shall preside at each meeting and, in the absence of the Chairperson, one of the other members of the Committee shall be designated, by the members present at the meeting, as the acting chair of the meeting. All meetings of the Committee shall be held pursuant to the By-laws of the Company with regard to notice and waiver thereof, and written minutes of each meeting, in the form approved at the immediately following meeting, shall be duly filed in the Company records. The Committee shall report to the Board with respect to its meetings, including without limitation, any issues that arise with respect to the Company.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

        In fulfilling its purpose and carrying out its responsibilities, the Committee shall maintain flexibility in its policies and procedures in order to best address changing conditions and a variety of circumstances. Accordingly, the Committee's activities shall not be limited by this Charter. Subject to the foregoing, the Committee shall, to the extent it deems necessary or appropriate:

1.
The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

2.
The Committee shall seek individuals qualified to become board members for recommendation to the Board, including evaluating persons suggested by shareowners or others.

3.
The Committee shall review from time to time and make recommendations to the Board with respect to the compensation and benefits of directors, including under any incentive compensation plans and equity-based compensation plans.

4.
The Committee shall receive comments from all directors regarding matters with the scope of authority of the Committee.

5.
The Committee may form and delegate authority to subcommittees when appropriate.

6.
The Committee shall make regular reports to the Board.

7.
The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

8.
The Committee shall perform any other activities consistent with the Charter, the Company's Bylaws and governing law that the Committee or the Board deems necessary or appropriate.

B-2

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date IAC/INTERACTIVECORP M36061-P13485 IAC/INTERACTIVECORP 555 WEST 18TH STREET NEW YORK, NY 10011 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2. Ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for 2011. *To be voted upon by the holders of Common Stock voting as a separate class. For All Withhold All For All Except 0 0 0 01) Gregory R. Blatt 02) Edgar Bronfman, Jr. 03) Barry Diller 04) Michael D. Eisner 05) Victor A. Kaufman 06) Donald R. Keough* 07) Bryan Lourd* 08) Arthur C. Martinez 09) David Rosenblatt 10) Alan G. Spoon* 11) Alexander von Furstenberg 12) Richard F. Zannino 1. Election of Directors Nominees: The Board of Directors recommends that you vote FOR the following proposal: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends that you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 3. To approve a non-binding advisory resolution on executive compensation. The Board of Directors recommends that you vote FOR the following proposal: 4. To conduct a non-binding advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors recommends that you vote 3 YEARS on the following proposal: 0 0 0 0 1 Year 2 Years 3 Years Abstain 0 0 0 0 0 0

IAC/INTERACTIVECORP Annual Meeting of Stockholders June 16, 2011 9:00 a.m. This proxy is solicited by the Board of Directors The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 4, 2011 and hereby appoints each of Joanne Hawkins, Thomas J. McInerney and Gregg Winiarski, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on June 16, 2011, at 9:00 a.m. local time, at 555 West 18th Street, New York, New York 10011, and at any related adjournments or postponements, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M36062-P13485